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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MELLANOX TECHNOLOGIES, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF
2015 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 11, 2015

To our Shareholders:

        You are cordially invited to attend our 2015 annual general meeting of shareholders, which will be held at the offices of Mellanox Technologies, Ltd. (the "Company"), located at Beit Mellanox, Yokneam, Israel 20692, on Monday, May 11, 2015 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Shareholders may also participate in the meeting via a live webcast on the investor relations section of the Mellanox website at www.mellanox.com. Please access the website 15 minutes prior to the start of the meeting to download and install any necessary audio software. You may also participate in the meeting via teleconference by dialing the toll-free U.S. telephone number (800) 895-0231, the international telephone number +1 (785) 424-1054 or the toll-free Israeli telephone number 1-809-256-145 at least 15 minutes prior to the start of the meeting and referencing the conference ID number MLNX2015.

        We are holding the annual general meeting for the following purposes:

  1.
  To elect directors to hold office until our 2016 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

  2.
  To approve (i) an increase in the annual base salary of Eyal Waldman from $465,000 to $515,000 effective retroactively from January 1, 2015, (ii) the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time and (iii) a cash bonus to be paid to Mr. Waldman in the amount of $250,000 for services rendered for the fiscal year ended December 31, 2014;

  3.
  To approve the grant to Mr. Waldman of 80,000 restricted stock units under our existing Global Share Incentive Plan (2006), previously approved by our shareholders;

  4.
  To conduct an advisory vote to approve the compensation of our named executive officers;

  5.
  To approve the purchase of liability insurance for directors and officers of the Company and its subsidiaries and to entitle all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage.

  6.
  To approve certain changes to the annual retainer fees paid to non-employee directors and an amendment to the Non-Employee Director Option Grant Policy;

  7.
  To approve the increase of the Company's authorized share capital and related amendment to the Company's Articles of Association;

  8.
  To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and to authorize our U.S. audit committee (referred to herein as our audit committee) to determine our accounting firm's fiscal 2015 remuneration in accordance with the volume and nature of their services; and

  9.
  To receive management's report on our business for the year ended December 31, 2014 and to transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

        These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

        The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and check-in will begin at 4:00 p.m. local Israeli time. Only holders of record of ordinary shares at the close of business on April 8, 2015, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

        All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL
GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2015

The proxy statement, proxy card and annual report to shareholders are available at https://proxydocs.com/mlnx.

By order of the board of directors, Alan C. Mendelson Secretary

Menlo Park, California
April 9, 2015

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1
PROPOSAL ONE—ELECTION OF DIRECTORS	13
PROPOSAL TWO—APPROVAL OF SALARY INCREASE, CONTRIBUTIONS TO SEVERANCE, PENSION AND EDUCATION FUNDS AND CASH BONUS TO BE PAID TO EYAL WALDMAN	17
PROPOSAL THREE—APPROVAL OF THE GRANT OF RESTRICTED STOCK UNITS TO EYAL WALDMAN	17
PROPOSAL FOUR—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE") AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT	18
PROPOSAL FIVE—APPROVAL OF LIABILITY INSURANCE FOR THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES AND ENTITLEMENT OF ALL THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES TO BENEFIT FROM SUCH INSURANCE COVERAGE	20
PROPOSAL SIX—APPROVAL OF CHANGES TO ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS AND AMENDMENT TO NON-EMPLOYEE DIRECTOR OPTION GRANT POLICY	21
PROPOSAL SEVEN—INCREASE OF COMPANY'S AUTHORIZED SHARE CAPITAL AND RELATED AMENDMENT TO COMPANY'S ARTICLES OF ASSOCIATION	22
PROPOSAL EIGHT—APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION	23
REPORT OF THE AUDIT COMMITTEE	25
REPORT OF THE COMPENSATION COMMITTEE	27
COMPENSATION DISCUSSION AND ANALYSIS	28
SECURITY OWNERSHIP	40
EXECUTIVE OFFICERS	43
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	44
WHERE YOU CAN FIND ADDITIONAL INFORMATION	54
OTHER MATTERS	54

PROXY STATEMENT FOR
2015 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 11, 2015

        This proxy statement is furnished to our shareholders as of the close of business on April 8, 2015, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual general meeting of shareholders, to be held at the offices of Mellanox Technologies, Ltd., located at Beit Mellanox, Yokneam, Israel, on Monday, May 11, 2015 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) and at any adjournments or postponements of the meeting. We are mailing this proxy statement and the proxy card, together with a copy of our annual report to shareholders, to our shareholders on or about April 13, 2015.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING
AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a shareholder of record at the close of business on the record date of April 8, 2015. As a shareholder of record, you are invited to attend our annual general meeting of shareholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.
As of April 8, 2015, there were 45,899,164 ordinary shares outstanding. Our ordinary shares are our only class of voting stock.
Who is entitled to attend and vote at the meeting?

Only holders of record of shares of our ordinary shares at the close of business on April 8, 2015 are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How can I listen to the annual general meeting if I do not attend in person?

You are invited to listen to the annual general meeting live via webcast on May 11, 2015, at the investor relations section of the Mellanox website at www.mellanox.com, beginning at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). It is recommended that shareholders access the website at least 15 minutes prior to the designated starting time in order to download and install any necessary audio software.

The annual general meeting will also be available via telephone conference call. In order to access the telephone conference call, dial the toll-free U.S. telephone number (800) 895-0231, the international telephone number +1 (785) 424-1054 or the toll-free Israeli telephone number 1-809-256-145 at least 15 minutes prior to the designated starting time and mention the conference ID number MLNX2015. Neither the webcast nor the teleconference will enable you to vote your shares.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?

The presence at the meeting, in person or represented by proxy or by voting instruction card, of at least two shareholders holding at least 33 1/3% of our ordinary shares issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum for the transaction of business.

What happens if a quorum is not present?

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting will stand adjourned for one week, to May 18, 2015 at the same hour and place, without any notification to shareholders. If a quorum is not present at the adjourned date of the meeting on May 18, 2015 within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present at the meeting on the adjourned date of May 18, 2015 will constitute a quorum.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1. To elect directors to hold office until our 2016 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To approve (i) an increase in the annual base salary of Eyal Waldman from $465,000 to $515,000 effective retroactively from January 1, 2015, (ii) the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time and (iii) a cash bonus to be paid to Mr. Waldman in the amount of $250,000 for services rendered for the fiscal year ended December 31, 2014;

3. To approve the grant of 80,000 restricted stock units to Mr. Waldman under our existing Global Share Incentive Plan (2006), previously approved by our shareholders;
4. To conduct an advisory vote to approve the compensation of our named executive officers;

5. To approve the purchase of liability insurance for directors and officers of the Company and its subsidiaries and to entitle all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage;

6. To approve certain changes to the annual retainer fees paid to non-employee directors and an amendment to the Non-Employee Director Option Grant Policy;
7. To approve the increase of the Company's authorized share capital and related amendment of the Company's articles of association; and

8. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and to authorize our audit committee to determine our accounting firm's remuneration in accordance with the volume and nature of their services.

What happens if additional matters are presented at the meeting?

The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares "FOR" the election of each of the director nominees who are not outside directors identified in this proxy statement, "FOR" the increase in the annual base salary of Mr. Waldman, the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time, and the cash bonus to be paid to Mr. Waldman, "FOR" the approval of the grant of 80,000 restricted stock units to Mr. Waldman, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "FOR" the approval of purchase of liability insurance for the directors and officers of the Company and its subsidiaries and to entitle all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage, "FOR" the changes to the annual retainer fees paid to non-employee directors and amendment to the Non-Employee Director Option Grant Policy, "FOR" the increase of the Company's authorized share capital and related amendment of the Company's articles of association, and "FOR" the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of its fiscal 2015 remuneration.

What shares can I vote at the meeting?

You may vote all of the shares you owned as of April 8, 2015, the record date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner.    If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. If you hold shares through a broker, trustee or nominee you may also vote in person at the meeting, but only after you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card (as described below). If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted "FOR" the election of each of the director nominees who are not outside directors identified in this proxy statement, "FOR" the increase in the annual base salary of Mr. Waldman, the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time, and the cash bonus previously paid to Mr. Waldman, "FOR" the approval of the grant of 80,000 restricted stock units to Mr. Waldman, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers, "FOR" the approval of purchase of liability insurance for the directors and officers of the Company and its subsidiaries and to entitle all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage, "FOR" the changes to the annual retainer fees paid to non-employee directors and amendment to the Non-Employee Director Option Grant Policy, "FOR" the increase of the Company's authorized share capital and related amendment of the Company's articles of association, and "FOR" the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their fiscal 2015 remuneration.

Voting by Telephone or over the Internet.    You may also vote by telephone or over the Internet by following the instructions included on the enclosed proxy card or voting instruction card. You may vote by telephone or over the Internet until 11:59 p.m. Eastern Daylight Time the day before the meeting. The Internet voting procedures comply with California law.

How can I vote my shares in person at the meeting?

Shares held in your name as the shareholder of record may be voted in person at the meeting (after providing proof of identification). Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a shareholder of record but hold shares through a broker, trustee or nominee you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership. The meeting will begin promptly at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time). Check-in will begin at 4:00 p.m. local Israeli time. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our corporate secretary prior to your shares being voted or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy cards, voting instructions, ballots and voting tabulations that identify individual shareholders are not secret; however, all such materials will be handled in a manner intended to reasonably protect your voting privacy. Your vote will not be disclosed, except as required by law and except as required to American Stock Transfer and Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?

Each outstanding ordinary share entitles the holder thereof to one vote on each matter considered at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors or with respect to any other matter submitted to a vote of the shareholders pursuant to this proxy statement.

The election of each of Eyal Waldman, Dov Baharav, Glenda Dorchak, Irwin Federman and Thomas Weatherford as directors requires the vote of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" the election of each nominee, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the election of any nominee will not be voted, although it will be counted for purposes of determining whether there is a quorum present.

The approval of (i) an increase in the annual base salary of Eyal Waldman from $465,000 to $515,000 effective retroactively from January 1, 2015, (ii) the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time and (iii) the cash bonus previously paid to Mr. Waldman in the amount of $250,000 for services rendered for the fiscal year ended December 31, 2014 requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (a) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest (as such term is defined in the Companies Law1) in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (b) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the Company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

1
Under the Companies Law "personal interest" means a personal interest of any person in an act or transaction of a company, including a personal interest of his relative or of a corporate body in which such person or a relative of such person has a personal interest, but excluding a personal interest stemming from the fact of a shareholding in the company, including personal interest of a person who votes pursuant to a proxy given by another person even if such other person does not have a personal interest, as well as a vote of such person who received a proxy to vote on behalf of a person who has a personal interest, all whether the discretion in connection with the vote is of the person who votes or not.

The approval of the grant of 80,000 restricted stock units to Mr. Waldman requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a Personal Interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such Personal Interest voted against this proposal does not exceed two percent of the aggregate voting rights in the Company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval, on an advisory basis, of the compensation of our named executive officers requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the purchase of liability insurance for directors and officers of the Company and its subsidiaries for the period commencing on August 7, 2015 and ending August 7, 2020 and the entitlement of all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage, requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or by written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the Company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

The approval of the changes to the annual retainer fees paid to non-employee directors and amendment to the Non-Employee Director Option Grant Policy requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the Company. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present

The approval of the increase of the Company's authorized share capital and related amendment of the Company's articles of association requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present

The appointment of PricewaterhouseCoopers LLP and authorization of audit committee determination of their fiscal 2015 remuneration requires the approval of the holders of a majority of the voting power represented at the meeting in person or by proxy or written ballot and voting thereon. You may vote either "FOR" or "AGAINST" this proposal, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining whether there is a quorum present.

What is a "broker non-vote"?

Under the rules that govern brokers and banks that have record ownership of our ordinary shares that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. Each of the following matters is considered to be a non-routine matter on which brokers do not have discretion to vote: (i) the election of directors who are not outside directors identified in this proxy statement, (ii) the approval of the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time, and the payment of employer-matching sums for U.S. and California employee benefits paid on behalf of Mr. Waldman and related to his U.S. base salary and the cash bonus to be paid to Mr. Waldman, (iii) the grant of restricted stock units to Mr. Waldman, (iv) the advisory vote to approve the compensation of our named executive officers, (v) the approval of changes to the annual retainer fees paid to non-employee directors and amendment to the Non-Employee Director Option Grant Policy, (vi) the approval of the purchase of liability insurance for directors and officers of the Company and its subsidiaries and to entitle all the directors and officers of the Company and its subsidiaries, that may serve from time to time, as part of such directors' and officers' remuneration, to benefit from such insurance coverage and (vii) the increase of the Company's share capital and related amendment of the Company's articles of association. We encourage you to provide instructions to your broker regarding the voting of your shares; otherwise, if you do not provide instructions to your broker or bank regarding how to vote your shares on the non-routine proposals set forth in this proxy, then your shares will NOT be voted on these important shareholder proposals.

Further, this means that, without your instructions, your broker may ONLY vote your shares on the appointment of PricewaterhouseCoopers LLP. If you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on routine matters. A "broker non-vote" occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are "broker non-votes" counted?

Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will NOT be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will NOT be counted in tabulating the voting result for any particular proposal.

What happens if the meeting is adjourned?

Assuming the presence of a quorum, if our annual general meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual general meeting, unless the adjournment is for more than 21 days, in which case a notice of the adjourned meeting will be given to each shareholder of record as of April 8, 2015 entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual general meeting.

Who will serve as inspector of elections?	A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.
What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers, employees and agents may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish the final voting results in a Current Report on Form 8-K filed within four business days after the meeting.

What is the deadline for submitting proposals for consideration at next year's annual general meeting of shareholders or to nominate individuals to serve as directors?	As a shareholder, you may be entitled to present proposals for action at a future meeting of shareholders, including director nominations.

Shareholder Proposals:    For a shareholder proposal to be considered for inclusion in our proxy statement for the annual general meeting to be held in 2016, the proposal must be in writing and received by the secretary of the Company at the offices of Mellanox Technologies, Ltd., c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, no later than December 12, 2015, or such proposal will be considered untimely under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the date of our 2016 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2015 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Shareholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and any other applicable rules established by the Securities and Exchange Commission, or SEC. Proposals of shareholders intended to be presented at the annual general meeting to be held in 2016 without inclusion of such proposals in our proxy statement relating to such annual general meeting must be received not later than 60 days and not more than 120 days before such annual general meeting. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to advance notice of shareholder proposals.

Nomination of Director Candidates:    Any proposals for director candidates must be in writing, include the name and address of the shareholder who is making the nomination and of the nominee and should be directed to the secretary of the Company at the offices of Mellanox Technologies, Ltd, c/o Mellanox Technologies,  Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Corporate Secretary, or such proposal may not be acknowledged by the Company. Our amended and restated articles of association also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. In addition, the shareholder must give timely notice to the secretary of the Company in accordance with the provisions of our amended and restated articles of association, which require that the notice be received by the secretary of the Company no later than February 10, 2016.

PROPOSAL ONE—ELECTION OF DIRECTORS

Members of the Board of Directors

        Five directors (who are not outside directors in accordance with the Companies Law) are to be elected at the meeting to serve until the next annual general meeting of shareholders, or until their respective successors have been elected and have qualified or until their earlier resignation or removal. In accordance with the Companies Law, outside directors are elected for three-year terms. Our outside directors, Amal M. Johnson and Thomas J. Riordan, were each reelected to a three-year term at our 2013 annual general meeting of shareholders and will continue to serve until our 2016 annual general meeting of shareholders, or until their respective successors have been elected and have qualified or until their earlier resignation or removal. Our outside director David Perlmutter was elected to a three-year term at our 2014 annual general meeting of shareholders and will continue to serve until our 2017 annual general meeting of shareholders, or until his successor has been elected and has qualified, or until his earlier resignation or removal.

        The names of each member of our board of directors, including each nominee for director, their ages as of April 1, 2015 and principal occupations are as follows:

Name	Current Term Expires	Age	Principal Occupation
DIRECTORS AND NOMINEES (NON-OUTSIDE)
Eyal Waldman	2015	54	President and Chief Executive Officer, Mellanox Technologies, Ltd.
Irwin Federman	2015	79	Chairman of the Board of Directors, Mellanox Technologies, Ltd.; General Partner, U.S. Venture Partners
Dov Baharav	2015	64	Chairman of Gilat Satellite Networks Ltd.
Glenda Dorchak	2015	60	Former Executive Vice President and General Manager, Spansion Inc.
Thomas Weatherford	2015	68	Former Executive Vice President and Chief Financial Officer, Business Objects SA
OUTSIDE DIRECTORS
Amal M. Johnson	2016	62	Executive Chairman, Author-it Software Corporation
Thomas J. Riordan	2016	58	Executive Vice President and Chief Operating Officer, Mosys, Inc.
David Perlmutter	2017	61	Former Executive Vice President and General Manager, Intel Architecture Group and Chief Product Officer, Intel Corporation

Director Nominees

        Our board of directors has nominated Eyal Waldman, Irwin Federman, Dov Baharav, Glenda Dorchak and Thomas Weatherford for reelection to our board of directors. Certain information regarding their individual experience, qualifications, attributes and skills that led our board of directors to conclude that they should serve on the board is described below. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Mr. Waldman, Mr. Federman, Mr. Baharav, Ms. Dorchak and Mr. Weatherford will hold office until our annual general meeting of shareholders to be held in 2016, or until their respective successors have been elected and have qualified or until their earlier resignation or removal. Please refer to the description of the compensation of our directors under the heading "Director Compensation" in this proxy statement.

        Eyal Waldman is a co-founder of Mellanox, and has served as our president and chief executive officer a member of our board of directors since March 1999. From March 1999 until June 2013, Mr. Waldman served as our chairman of our board of directors. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology, Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman also previously served on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Waldman is located in Israel. Mr. Waldman's qualifications to serve on our board of directors include his role as a co-founder of Mellanox, more than a decade of service as our president, chief executive officer and chairman of our board of directors, and his design, engineering and architecture expertise. Our board of directors particularly values Mr. Waldman's extensive experience in the semiconductor industry and as our chief executive officer, which gives him unique insights into the Company's challenges, opportunities and operations.

        Irwin Federman has served as a member of our board of directors since June 1999 and as chairman of our board of directors since June 2013. Mr. Federman has served as our lead independent director since March 2010. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was president and chief executive officer of Monolithic Memories, Inc., a semiconductor company, from 1978 to 1987. Mr. Federman serves on the boards of directors of SanDisk Corporation, a data storage company, Intermolecular, Inc., a materials analysis and discovery company, Check Point Software Technologies Ltd., a security software company, and a number of private companies and charitable trusts. Mr. Federman holds a Bachelor of Science in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University. Mr. Federman is located in the United States.

        Dov Baharav has served as a member of our board of directors since November 2010. Mr. Baharav is the chairman of Gilat Satellite Networks Ltd.—a leading provider of products and services for satellite-based broadband communications, and of Cyberint Technologies Ltd.—which specializes in Information and Cyber Security. Mr. Baharav has served as the chairman of the board of directors of Israel Aerospace Industries, Ltd., a defense and civil aerospace technology company, from July 2011 until October 2013. From July 2002 until November 2010, Mr. Baharav served as president and chief executive officer of Amdocs Management Limited, or Amdocs, a communications services company. He also served as a member of Amdocs' board of directors and executive committee from July 2002 until November 2010. Mr. Baharav joined Amdocs in 1991 as vice president and then president of Amdocs' principal U.S. subsidiary, Amdocs, Inc., and served as chief financial officer of Amdocs from 1995 until June 2002. From 1983 until 1991, Mr. Baharav served as chief operating officer of Optrotech Ltd., an electro-optical device company. Mr. Baharav is the chairman of scholarships fund with the College of Management Academic Studies in Rishon Lezion, Israel. He was also a member of the board of directors of SeamBI, a private advertising technology company, from July 2006 to November 2012. Mr. Baharav holds a Bachelor of Science degree in Physics and Accounting, as well as a Master of Business Administration, from the University of Tel Aviv. Mr. Baharav is located in Israel.

        Glenda Dorchak has served as a member of Mellanox's Board of Directors since July 2009. Ms. Dorchak currently serves on the board of Mirametrix Inc, a private software company that provides gaze-tracking software and she is an Operating Advisor to OMERS Private Equity. Ms. Dorchak was

Executive Vice President and General Manager of Global Business for Spansion, Inc., a Sunnyvale, California based flash memory provider from April 2012 to June 2013. From January 2009 until September 2010, when it was acquired by Red Bend Software, Ms. Dorchak was the chief executive officer and vice chairman of VirtualLogix, Inc., a Sunnyvale, California based provider of virtualization software for wireless and embedded devices. Prior to VirtualLogix, Inc., she served as chairman and chief executive officer of Intrinsyc Software International, Inc. from August 2006 to November 2008 where she had also served as an independent director September 2003 to December 2004. Ms. Dorchak was an executive with Intel Corporation from 2001 to 2006, including serving as vice president and chief operating officer of Intel Corporation's Communications Group; vice president and general manager of Intel's Consumer Electronics Group; and vice president and general manager of the Broadband Products Group. Prior to her tenure at Intel Corporation, she served as chairman and chief executive officer of Value America, Inc., an online retailer, from September 1999 to November 2000. From 1974 to 1998, Ms. Dorchak's career was spent with IBM, both in Canada and later with IBM Corporation based in Raleigh, North Carolina, where she held executive positions with the IBM's Personal Systems Group, including directorships with the Ambra Systems Group and IBM PC North America. Ms. Dorchak is located in the United States. Ms. Dorchak's qualifications to serve on our board of directors include her executive and board member experience in the software and technology industries. Our board of directors particularly values Ms. Dorchak's knowledge, experience and understanding of global markets gained from over 30 years in the technology industry.

        Thomas Weatherford has served as a member of our board of directors since November 2005. From August 1997 until his retirement in December 2002, Mr. Weatherford served as executive vice president and chief financial officer of Business Objects SA, a provider of business intelligence software. Mr. Weatherford also serves on the board of directors of Guidewire Software, Inc., an insurance technology company. Mr. Weatherford also previously served on the board of directors of Spansion Inc., a provider of flash memory products from May 2010 until its merger with Cypress in March 2015, Tesco Corporation, a global provider of technology-based solutions to the upstream energy industry, from May 2004 to May 2013, SMART Modular Technologies, Inc., from March 2005 until it was sold to Silverlake Partners in August 2011, Advanced Analogic Technologies, Inc. from July 2004 until February 2011 and InfoUSA, Inc. from December 2007 until its acquisition by CCMP Capital Advisors, LLC in July 2010 and several privately held companies. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston. Mr. Weatherford is located in the United States. Mr. Weatherford has also served as a member of an SEC advisory committee on accounting standards. Mr. Weatherford's qualifications to serve on our board of directors include his accounting and finance expertise, experience in the semiconductor and technology industries and service on the boards of directors of several companies. Our board of directors particularly values Mr. Weatherford's experience on public company audit committees and overseeing the preparation of financial statements, as well as his familiarity with accounting standards.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FIVE NOMINEES FOR DIRECTOR LISTED IN THIS PROPOSAL ONE.

Outside Directors Continuing to Serve Until 2016 Annual General Meeting

        Amal M. Johnson has served as a member of our board of directors since October 2006. Ms. Johnson is currently the executive chairman of the board of directors of Author-it Software Corporation, a Software-as-a-Service private company that provides a platform for creating, maintaining, and distributing single-sourced technical content. Prior to joining Author-it, Ms. Johnson served as the chairman of MarketTools, Inc., from August 2008 through January of 2012, and as chief executive officer from March 2005 through August 2008. Prior to joining MarketTools, Ms. Johnson was a general partner at ComVentures L.P. from April 2004 to March 2005 and a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning software company, from January 1998 to December 1998, president of Baan Affiliates from January 1997 to December 1997, and president of Baan Americas from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of Intuitive Surgical Inc., a medical device company , and CALAMP, a wireless networking company. Ms. Johnson holds a Bachelor of Arts in Mathematics from Montclair State University, and studied computer science at Stevens Institute of Technology graduate school of engineering. Ms. Johnson is located in the United States. Ms. Johnson's qualifications to serve on our board of directors include her executive and board member experience in the software and technology industries. Our board of directors particularly values Ms. Johnson's significant enterprise infrastructure knowledge acquired from executive leadership roles at software and market research focused companies.

        Thomas Riordan has served as a member of our board of directors since May 2007. Mr. Riordan previously served as a member of our board of directors from February 2003 to February 2005. Mr. Riordan is currently the executive vice president and chief operating officer of Mosys, Inc., a semiconductor company, which he joined in April 2011. Prior to joining Mosys, Mr. Riordan was the chief executive officer of Exclara, Inc., a semiconductor company, a position which he held from August 2006 until March 2011. Prior to Exclara, from January 2005 until July 2006, Mr. Riordan was an Entrepreneur-in-Residence at Bessemer Venture Partners. Prior to Bessemer Venture Partners, from August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc., a semiconductor design company that Mr. Riordan co-founded. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan holds a Bachelor of Science degree in Electrical Engineering from Florida Technological University and a Master of Science degree in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan served as a member of the board of directors of PLX Technology, Inc. from November 2004 until its acquisition by Avago Technologies Ltd in August 2014. Mr. Riordan also serves on the boards of directors of several private companies. Mr. Riordan is located in the United States. Mr. Riordan's qualifications to serve on our board of directors include his extensive executive, management and board member experience in the semiconductor and technology industries. Our board of directors particularly values Mr. Riordan's more than 30 years of experience as a developer, manager and executive in semiconductors and microprocessors.

Outside Directors Continuing to Serve Until 2017 Annual General Meeting

        David Perlmutter has served as a member of our board of directors since May 2014. Mr. Perlmutter previously served, since 2009 and until February 2014, as an executive vice president, general manager of the Intel Architecture Group (IAG) and chief product officer of Intel Corporation. During this period, Mr. Perlmutter was responsible for the business and development of Intel's platform solutions for all computing and communication segments including datacenters, desktops, laptops, handhelds, embedded devices, and computer electronics. Prior to that period, Mr. Perlmutter served at the Intel Corporation for 29 years, during which he held various management positions and was instrumental in developing several major products at Intel. Since April 2014, Mr. Perlmutter has served as a board member of several private technology companies, including Strato Scale Ltd., OptimaTest Ltd. and Kili Technology Corporation. He also currently chairs two nonprofit organizations, The Israel Innovation Institute, and Mishelanu—Strengthening Jewish and Israeli Identity of 2nd Generation Israelis in the US, and has been a member of the Board of Governors of Technion, Israel Institute of Technology, since January 2005. Mr. Perlmutter holds patents on branch target buffers and multiprocessing cache coherency protocols. In addition, he received an award for innovation in industrial development from the Israeli president in 1987 for the development of the i387 math coprocessor and was elected as a Fellow of the Institute of Electronics and Electrical Engineers in 2008 for his contributions to the mobile computer industry. Mr. Perlmutter graduated from the Technion, Israel Institute of Technology, with a B.Sc. in Electrical Engineering. Mr. Perlmutter is located in Israel. Mr. Perlmutter's qualifications to serve on our board of directors include his executive experience in the software and technology industries. Our board of directors particularly values the significant knowledge he has acquired from executive leadership roles at Intel Corporation.

PROPOSAL TWO—APPROVAL OF SALARY INCREASE, CONTRIBUTIONS
TO SEVERANCE, PENSION AND EDUCATION FUNDS AND CASH BONUS TO BE PAID TO EYAL WALDMAN

        Under Israeli law, the terms of service of the chief executive officer of a public company require the approval of the compensation committee, board of directors and holders of a majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the terms of service of the chief executive officer does not exceed two percent of the aggregate voting rights in the Company. In recognition of Mr. Waldman's significant contribution to the Company as president and its chief executive officer, each of our compensation committee and our board of directors and subject to the approval of our shareholders at this meeting has approved (i) an increase in the annual base salary of Mr. Waldman from $465,000 to $515,000 effective retroactively from January 1, 2015, (ii) contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman's base salary from time to time and (iii) a cash bonus to be paid to Mr. Waldman in the amount of $250,000 for services rendered for the fiscal year ended December 31, 2014, pursuant to the Company's annual discretionary cash bonus compensation program.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE INCREASE IN EYAL WALDMAN'S ANNUAL BASE SALARY, CONTRIBUTIONS TO SEVERANCE, PENSION AND EDUCATION FUNDS AND THE CASH BONUS TO BE PAID TO EYAL WALDMAN FOR THE YEAR ENDED DECEMBER 31, 2014, AS DESCRIBED IN THIS PROPOSAL TWO.

PROPOSAL THREE—APPROVAL OF THE GRANT OF RESTRICTED
STOCK UNITS TO EYAL WALDMAN

        Under Israeli law, the terms of service of the chief executive officer of a public Company require the approval of the compensation committee, board of directors and holders of a majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a Personal Interest in such approval voted at the meeting are voted in favor (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such Personal Interest voted against the terms of service of the chief executive officer does not exceed two percent of the aggregate voting rights in the Company. Following the approval of our compensation committee, our board of directors has approved the grant of 80,000 restricted stock units to Eyal Waldman , which will be granted pursuant to shares reserved for future issuance under our Global Share Incentive Plan (2006), in accordance with the terms described below in recognition of his significant contribution to the Company as its president and chief executive officer. We are now seeking shareholder approval of the grant of these restricted stock units, as required pursuant to Israeli law.

        If approved by our shareholders, the restricted stock units will be granted to Mr. Waldman under our existing Global Share Incentive Plan (2006), previously approved by our shareholders. The restricted stock units will vest at the rate of 12/48th of the original number of ordinary shares on May 1, 2016, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of August, November, February and May commencing August 1, 2016, with the last 3/48th of the original number of shares vesting on May 1, 2019, so long as Mr. Waldman continues to provide services to the Company.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE GRANT OF RESTRICTED STOCK UNITS TO EYAL WALDMAN, AS DESCRIBED IN THIS PROPOSAL THREE.

 PROPOSAL FOUR—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY VOTE") AS DISCLOSED IN THE
COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE
DISCUSSION SET FORTH IN THIS PROXY STATEMENT

Background

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

Summary

        As required pursuant to Section 14A of the Exchange Act, we are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as defined in the "Compensation Discussion and Analysis" section below, as such compensation is described in such section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. Our compensation program for our named executive officers is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders. The following is a summary of the primary components of our named executive officer compensation. We urge our shareholders to review the Compensation Discussion and Analysis section of this proxy statement and executive-related compensation tables for more information.

        One component of our compensation program is base compensation or salary. We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. As we have grown and matured as a public company, our compensation objectives have continued to evolve and the base salaries for our named executive officers were increased in 2011 and 2012 so that they would be closer to the market median but not increased in 2013 or 2014. The named executive officers' 2014 base salaries were either at the median of the market survey data or between the 40-45th percentile of the survey data, as discussed more fully in the "Compensation Discussion and Analysis" section of this proxy statement. Generally, the base salary established for an individual named executive officer reflects many inputs, including our chief executive officer's assessment of the named executive officer's performance, the level of responsibility the named executive officer bears and competitive pay levels based on salaries paid to employees with similar roles and responsibilities based on market survey data.

        Another component of our compensation program is annual cash bonuses. We structure our annual cash bonus award program to reward named executive officers for our Company's successful performance, measured on the basis of our operating income (determined on a non-GAAP basis), and for each individual's contribution to that performance in accordance with the Company's Compensation Statement. Our operational and financial performance during 2014 drove our annual cash incentive payouts. Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the Company's annual cash bonus compensation program in February 2015 for services performed in the year ended December 31, 2014 that ranged from 20% to 34% of each named executive officer's, other than our chief executive officer's, base salary paid during 2014. These bonus amounts represented between approximately 2.4 and 4.1 months of base salary for each executive.

        The third component of our compensation program is equity awards. In 2014, we granted restricted stock units to our named executive officers in order to align their interests with the interests of our shareholders by tying the value delivered to our named executive officers to the value of our ordinary shares. We also believe that restricted stock unit grants to our named executive officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company's performance and rewarding executives for creating shareholder value over the long-term.

        The say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors believes that the information provided above and within the Compensation Discussion and Analysis and compensation tables included in this proxy statement demonstrates that our named executive officer compensation is designed to provide incentives and rewards for our short-term, mid-term and long-term performance, and is structured to motivate the Company's named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders.

        We therefore propose that at the Annual General Meeting, the following resolution be adopted:

        "RESOLVED, that the shareholders of Mellanox approve, on an advisory basis, the compensation of Mellanox's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement."

        Our board of directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless our board of directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2016 annual general meeting of shareholders.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT, AS DESCRIBED IN THIS PROPOSAL FOUR.

PROPOSAL FIVE—APPROVAL OF LIABILITY INSURANCE FOR THE
DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES AND ENTITLEMENT OF ALL THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES TO BENEFIT FROM SUCH INSURANCE COVERAGE

        The Companies Law and the Company's Articles of Association allows the Company, subject to the requisite corporate approvals, to purchase an insurance policy for the benefit of its, and its subsidiaries', officers and directors for liability of certain acts or omissions committed while serving in their respective capacities as officers or directors.

        The Companies Law provides that a company may not enter into an insurance policy that would provide coverage for the liability of an officer or a director for: (a) a breach of his or her duty of loyalty, except if he or she acted in good faith and had reasonable grounds to believe that such act would not prejudice the interests of the Company; (b) a breach of his or her duty of care committed intentionally or recklessly, unless the breach was done negligently; (c) an act or omission done with the intent to derive an illegal personal benefit; or (d) a fine or financial sanction imposed upon him or her.

        Under Israeli law, the insurance of the directors and officers must be approved by our compensation committee and our board of directors by the majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in the approval voted at the meeting are voted in favor (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against the approval of directors and officers liability insurance does not exceed two percent of the aggregate voting rights in the Company.

        Following approval by our compensation committee and board of directors and in accordance with our Compensation Policy, , we intend to purchase (1) Directors' and Officers' Liability Insurance Policy with aggregate coverage of no more than $100 million. (the "D&O Policy"). The Board of Directors believes that such aggregate coverage limit is appropriate in light of the Company's business activities and its assessment of the risks involved in these activities, and is customary for public companies of similar size in our industry. Our compensation committee and board of directors also approved extension of such insurance policy and/or purchase of a new policy (from any insurer(s)) for the benefit of all directors and officers of the Company and its subsidiaries that may serve from time to time; provided that any such renewal, extension or purchase is conditioned upon further approval by the compensation committee and the board of directors.

        We therefore propose that at the Annual General Meeting, the following resolution be adopted:

        "RESOLVED, that the purchase of the D&O Policy, for the benefit of all of the directors and officers of the Company and its subsidiaries that may serve from time to time, as described in the Company's Proxy Statement dated April 9, 2015, is hereby approved; and

        RESOLVED FURTHER, that any renewal, extension and/or purchase (from any insurer(s)) of a new directors' and officers' liability insurance policy in respect of all directors and officers of the Company and its subsidiaries, who may serve the Company from time to time, is hereby approved; and that the management of the Company be, and it is hereby is, authorized and directed to negotiate and execute in the name and on behalf of the Company, contracts for such renewal, extension and/or purchase of insurance, upon the terms and conditions so negotiated; provided that any such renewal, extension or purchase is conditioned upon further approval by the compensation committee and the board of directors; and further approval of the General Meeting; it being hereby clarified that no further approval of the General Meeting of the Company will be required in connection with any renewal and/or extension and/or the purchase of any such insurance policy in accordance with these resolutions."

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PURCHASE OF LIABILITY INSURANCE FOR THE DIRECTORS AND OFFICERS OF THE COMPANY AND ITS SUBSIDIARIES, AS DESCRIBED IN THIS PROPOSAL FIVE.

 PROPOSAL SIX—APPROVAL OF CHANGES TO
ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS AND
AMENDMENT TO NON-EMPLOYEE DIRECTOR OPTION GRANT POLICY

        Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of the holders of a majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon, following the approval of the compensation committee and the board of directors, provided that (i) at least one-half of the shares of non-controlling shareholders or shareholders that do not have a personal interest in such approval voted at the meeting are voted in favor of this proposal (disregarding abstentions) or (ii) the total number of shares of non-controlling shareholders or shareholders that do not have such personal interest voted against this proposal does not exceed two percent of the aggregate voting rights in the Company. Each of the members of our compensation committee and board of directors has approved certain changes to the cash compensation to be paid to non-employee directors (including outside directors), including amounts to be paid annually for service on our recently established Israeli audit committee.

        Prior to the proposed changes, each member of our board of directors who was not our employee received the following cash compensation for board services:

  •
  $35,000 per year for service as a board member and $50,000 per year for service as chairman of the board;

  •
  $25,000 per year for service as chairperson of the audit committee and $14,000 per year each for service as chairperson of the compensation and $7,000 per year each for service as chairperson of the nominating and corporate governance, and technology, strategy and M&A committees;

  •
  $5,000 per year for service as a member of the audit committee;$4,000 per year for service as a member of the compensation committee and $3,000 per year each for service as a member of the nominating and corporate governance and technology, strategy and M&A committees; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        The compensation committee and the board of directors have approved the following revised cash compensation amounts to be received by each non-employee member of our board of directors for their annual board services:

  •
  $45,000 per year for service as a board member and $60,000 per year for service as chairman of the board;

  •
  $25,000 per year for service as chairperson of the audit committee, $14,000 per year for service as chairperson of the compensation committee, $8,000 per year for service as chairperson of the nominating and corporate governance committee, $8,000 per year for service as chairperson of the Israeli audit committee and $8,000 per year for service as chairperson of the technology, strategy and M&A committee;

  •
  $5,000 per year for service as a member of the audit committee, $4,000 per year for service as a member of the compensation committee, $3,000 per year for service as a member of the nominating and corporate governance committee, $3,000 per year for service as a member of the

    Israeli audit committee and $3,000 per year for service as a member of the technology, strategy and M&A committee; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        In the event our shareholders approve this proposal, the revised cash compensation amounts will be paid starting in calendar year 2015, effective retroactively from January 1, 2015.

        In addition to cash compensation, each of our non-employee directors receive initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under our Global Share Incentive Plan (2006), of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers.

        Effective January 1, 2015, our board of directors and our compensation committee adopted an amendment to the Non-Employee Director Option Grant Policy. Pursuant to this amendment, each new non-employee director will receive an option to purchase 10,000 ordinary shares (as compared to 50,000 ordinary shares under the previous policy) as of the date he or she first becomes a non-employee director, which will begin vesting immediately in equal monthly increments over the 36 months following such appointment and will be 100% vested on the 36-month anniversary of such appointment provided the director continues to serve as a non-employee director. In addition, following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an award of 4,500 restricted stock units (as compared to 5,000 restricted stock units under the previous policy), which will begin vesting immediately in equal monthly increments over the 12 months following such meeting and will be 100% vested on the 12-month anniversary of the grant date provided the director continues to serve as a non-employee director.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS, FOLLOWING THE APPROVAL OF THE COMPENSATION COMMITTEE, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF CHANGES TO ANNUAL RETAINER FEES PAID TO NON-EMPLOYEE DIRECTORS AND AMENDMENT TO THE NON-EMPLOYEE DIRECTOR OPTION GRANT POLICY, AS DESCRIBED IN THIS PROPOSAL SIX

PROPOSAL SEVEN—INCREASE OF COMPANY'S AUTHORIZED SHARE CAPITAL AND
RELATED AMENDMENT TO COMPANY'S ARTICLES OF ASSOCIATION

        The Company's authorized share capital is NIS 2,400,000, divided into 137,142,857 ordinary shares, par value NIS 0.0175 per share. As of December 31, 2014 the Company's existing outstanding share capital is NIS 794,925, divided into 45,487,764 ordinary shares, par value NIS 0.0175 per share.

        In order to provide the Company with more flexibility for future development and grant it the ability to promptly react with respect to future changes in market conditions and the ability to explore new business opportunities, all in connection with a future use of its authorized capital, the Company's Board of Directors is requesting that shareholders approve an increase in the Company's authorized share capital by an additional NIS 1,100,000, divided into 62,857,143 ordinary shares, par value NIS 0.0175 per share. Following such increase, the Company's total authorized share capital would be NIS 3,500,000, divided into 200,000,000 ordinary shares, par value NIS 0.0175 per share. The Board of Directors has found this proposed increase in the authorized share capital to be in the best interests of the Company.

        Adoption of this proposed amendment would not affect the rights of the holders of the Company's currently outstanding ordinary shares, except, in case of issuing those shares, for effects incidental to increasing the number of shares of the Company's ordinary shares outstanding, such as dilution of the earnings per share and voting rights of current holders of ordinary shares.

        An increase of the Company's share capital involves an amendment to Article 4 of the Company's Articles of Association. Consequently, it is proposed that Section 4(a) of the Articles of Association be replaced by the following:

        "The authorized share capital of the Company is 3,500,000 New Israeli Shekels (NIS three and a half million) divided into 200,000,000 (two hundred million) Ordinary Shares, par value 0.0175 per share."

        Under Israeli Companies Law, the increase the Company's authorized share capital and the amendment to the Company's Articles of Association require the approval of the holders of a majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon.

        We therefore propose that at the Annual General Meeting, the following resolution be adopted:

        "RESOLVED to increase the Company's authorized share capital by NIS 1,100,000 divided into 62,857,143 ordinary shares, par value NIS 0.0175 per share, thereby bringing the Company's total authorized share capital to NIS 3,500,000, divided into 200,000,000 ordinary shares, par value NIS 0.0175 per share.

        RESOLVED FURTHER, in order to reflect such increase, to amend Article 4 of the Company's Articles of Association accordingly."

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR INCREASE OF COMPANY'S AUTHORIZED SHARE CAPITAL AND RELATED AMENDMENT TO COMPANY'S ARTICLES OF ASSOCIATION, AS DESCRIBED IN THIS PROPOSAL SEVEN

 PROPOSAL EIGHT—APPROVAL OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

        The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015.

        The approval of the holders of a majority of the voting power represented at the general meeting in person or by proxy or written ballot and voting thereon of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 is required under the Companies Law. The audit committee of our board of directors believes that such appointment is appropriate and in the best interests of the Company and its shareholders. Subject to the approval of this proposal, the audit committee will fix the remuneration of PricewaterhouseCoopers LLP in accordance with the volume and nature of their services to the Company.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our shareholders.

Board of Directors' Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 AND THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE THEIR FISCAL 2015 REMUNERATION IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES, AS DESCRIBED IN THIS PROPOSAL EIGHT.

Audit and Non-Audit Services

        Subject to shareholder approval of the audit committee's authority to determine remuneration for their services, the audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ended 2014, the audit committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2014. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2014 and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers LLP's independence and that such independence has not been impaired.

        The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2014 and 2013 were as follows:

	Fiscal Year Ended December 31,
Service Category	2014	2013
Audit Fees	$1,198,000	$1,175,000
Audit-Related Fees	—	350,000
Tax Fees	328,430	230,000
All Other Fees	—	50,000

Total	$1,571,430	$1,805,000

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees for professional services for the audit and review of our annual consolidated financial statements, as well as fees for issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; "audit-related fees" are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and any services related to acquisitions; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories, including services related to updating salary structures for our employees (non-executive officers), an application previously submitted to the Israeli Office of Chief Scientist and our enterprise status in Israel.

REPORT OF THE AUDIT COMMITTEE(1)

        The audit committee, which currently consists of Messrs. Weatherford, Federman, Baharav and Riordan, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors adopted a written charter for the audit committee in December 2000 and most recently amended it in February 2015, which charter details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

        The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the Company's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. This review included a discussion of the quality and the acceptability of the Company's financial reporting and controls, including the clarity of disclosures in the financial statements.

        The audit committee also reviewed with the Company's independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the Company's financial reporting and such other matters required to be discussed with the audit committee under generally accepted auditing standards in the United States including the matters required to be discussed by Auditing Standards No. 16, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board.

        The audit committee has received the written disclosures and the letter from the Company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

        The audit committee further discussed with the Company's independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm's examinations and evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all issuers to obtain pre-approval from their respective audit committees in order for their independent registered public accounting firms to provide professional services without impairing independence. As such, the audit committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by the Company's independent registered public accounting firm. From time to time, the Company may desire additional permitted professional services for which specific pre-approval is obtained from the audit committee before provision of such services commences. The audit committee has considered and determined that the provision of the services

(1)
This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

other than audit services referenced above is compatible with maintenance of the auditors' independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015.

        The foregoing report is provided by the undersigned members of the audit committee.

Thomas Weatherford, Chairman Irwin Federman Dov Baharav Thomas J. Riordan

REPORT OF THE COMPENSATION COMMITTEE(2)

        Our compensation committee reviews and recommends our programs, policies and practices relating to the compensation and benefits of our officers and employees. Our compensation committee, in consultation with our chief executive officer, or our CEO, (other than with respect to his own compensation) and our board of directors, decides how much cash compensation should be part of each of our officer's total compensation by benchmarking to a peer group of companies, which we refer to as our Peer Group Companies, and considers the relative importance of short-term incentives. In addition, our compensation committee, in consultation with our CEO (other than with respect to his own compensation), makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each named executive officer's equity holdings. Our compensation committee also manages the granting of options to purchase our ordinary shares and restricted stock units under our equity incentive plans. Under the Companies Law and subject to its provisions, compensation for officers (other than directors and chief executive officer) is required to be approved by the compensation committee and the board of directors. Compensation for our chief executive officer is required to be approved by the shareholders, following the approval by the board of directors and compensation committee. Our compensation committee will review and evaluate, at least annually, our incentive compensation plans. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Stock Market and the U.S. Internal Revenue Service.

        Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2014 with management. In reliance on the reviews and discussion referred to above, our compensation committee recommended to our board of directors that the CD&A be included in the proxy statement for the 2015 annual general meeting of shareholders, which is incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2014, each as filed with the SEC.

        The foregoing report is provided by the undersigned members of our compensation committee.

Amal M. Johnson, Chairman Dov Baharav Glenda Dorchak Thomas J. Riordan David Perlmutter

(2)
This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

        We invest our resources to grow our business in a manner that we believe will increase shareholder value. To further this objective, our compensation committee oversees our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. In order to conduct our business effectively, we must attract, motivate and retain highly qualified employees. Our compensation program, the principles of which are included in our Compensation Statement, is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders.

        Our named executive officers for 2014 were Eyal Waldman, president and chief executive officer; Jacob Shulman, chief financial officer; Marc Sultzbaugh, senior vice president of worldwide sales; Shai Cohen, chief operating officer; and Roni Ashuri, senior vice president of engineering.

2014 Financial Results and Link to Pay Decisions

  •
  Company Financial Performance.  In fiscal year 2014, we achieved the following levels of revenue, cash flow and profitability:

  •
  Revenue for 2014 was 463.6 million, an increase of 18.8 percent from revenue of $390.4 million reported in 2013.

  •
  GAAP net loss in 2014 was $24.0 million, or $0.54 per diluted share, compared to net loss of $23.3 million, or $0.54 per diluted share, in 2013.

  •
  Non-GAAP net income in 2014 was $58.2 million, or $1.25 per diluted share, compared to $40.5 million, or $0.89 per diluted share, in 2013. 2014 non-GAAP net income excludes $47.2 million of share-based compensation expenses, amortization of acquired intangible assets of $12.1 million, acquisition-related expenses of $4.4 million, legal settlement costs of $1.3 million and charges associated with recognition of deferred tax valuation allowance of $17.2 million. 2013 non-GAAP net income excludes $45.1 million of share-based compensation expenses, amortization of acquired intangible assets of $14.0 million and acquisition-related expenses of $4.7 million.

  •
  GAAP gross margins in 2014 were 67.9 percent, compared with 65.6 percent in 2013.

  •
  The company generated $80.1 million in cash from operating activities for the year.

    Cash and investments at December 31, 2014 were $389.0 million compared to 330.2 million at December 31, 2013.

  •
  Base Salaries.  The base salaries of our named executive officers were not increased in 2014.

  •
  Cash Bonuses Reflected 2014 Company Performance.  We structured our 2014 annual cash bonus award program to reward our employees, including named executive officers, for our company's performance, measured on the basis of our non-GAAP operating income, and for each individual's contribution to that performance and all in accordance with the criteria set forth in our Compensation Statement. For 2014, the total profit sharing pool was $6.4 million and represented 10% of our non-GAAP operating income, which, inclusive of this expense was $57.8 million.

  •
  Equity as a Key Component of Compensation.  In February 2014, our compensation committee and board of directors granted each of our named executive officers (other than our CEO) restricted stock unit awards that were consistent with the levels awarded in 2013. Following shareholder approval at our 2014 annual general meeting of shareholders, our CEO was granted 40,000 restricted stock units. The size of Mr. Waldman's 2014 award was less than his 2013 grant by 39%. Our 2014 restricted stock unit awards are subject to vesting over four years, which encourages retention of our executives and encourages and rewards the executives to create shareholder value over the long term.

        In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons for payment of each element of our executives' compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, our named executive officers. This discussion focuses principally on compensation and practices relating to the named executive officers for 2014.

Compensation Philosophy and Objectives

        Our compensation philosophy, the principles of which are included in our Compensation Statement, includes compensating our executives at levels that are competitive with our peer group companies, discussed more fully below, in order to attract and retain talented executives and to provide equity incentives that align the interests of our executives with the interests of our shareholders.

        Historically, we paid base salaries to our named executive officers that were less than the median base salaries paid to executive officers of our peer group companies. We did not increase base salaries in 2013 or 2014 in order to control our operating expenses. The named executive officers' 2014 base salaries were either at or near the median of the survey data, discussed more fully below. Generally, bonus awards for 2014 were set in reference to performance during 2014 and based on the criteria set forth in the Compensation Statement.

        We seek to align the interests of our executives and other employees with the interests of our shareholders by granting our executives and other employees equity awards. In 2014, our compensation committee and board of directors granted our named executive officers restricted stock units. Our compensation committee and board of directors believe that restricted stock units can provide value certainty in an uncertain economic environment while continuing to align the interests of our executives and other employees with the interests of our shareholders.

        In order to provide our named executive officers employment security so that they can remain focused on our business in the event of a potential change in control, we have entered into executive severance benefits agreements with each of our named executive officers that provide for certain payments and other severance benefits in the event their service is terminated following a change in control of our company. We believe that these executive severance benefits agreements help attract and retain talented executives by ensuring their efforts remain focused on our shareholders' long term interests without needing to engage in potential short-term employment planning.

        We believe that the cash compensation (including base salary and annual cash bonus awards) we provide, along with the security provided by equity grants in the form of restricted stock units and executive severance benefits agreements, created a competitive total compensation package for our named executive officers for 2014.

Components of Compensation

        Our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses and (iii) equity awards consisting of restricted stock units. Our program is designed to provide incentives and rewards for our short-term, mid-term and long-term performance, and is structured to motivate our named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders. In addition, we provide our named executive officers with benefits that we also generally make available to all salaried employees in the geographic location where they are based. In Israel, we make contributions on behalf of most of our employees, including our named executive officers, to an education fund and also to a fund known as Managers' Insurance, which provides a combination of retirement plan, insurance and severance pay benefits to Israeli employees, and permit employees to participate in the company's automobile leasing program, under which we pay for gas, maintenance, insurance and the cost of normal wear and tear of the vehicle over the life of the lease. We make matching 401(k) plan contributions in an amount up to 4% of base salary for all employees based in the United States, including our U.S.-based named executive officers.

        Our executive compensation program is administered by our compensation committee, which is currently comprised of five independent members. All of the Company's outside directors are members of the compensation committee. The outside directors constitute majority of the members of the compensation committee, as required by the Companies Law. Operating under its charter, our compensation committee reviews, in consultation with the management and the board of directors, and evaluates the Compensation Statement, including the compensation plans, policies and programs of the company. In addition, our compensation committee reviews and recommends to our board of directors the approval of our CEO's compensation (including base salary, cash bonuses and equity awards, including stock option grants and awards of restricted stock units). Our compensation committee also annually evaluates and approves certain elements of our other named executive officers' compensation, including compensation of other officer holders of the Company (as the term "officer holder" is defined in the Companies Law and includes our named executive officers). These annual evaluations include, inter alia: (i) consideration of the current levels and components of compensation paid to our named executive officers and office holders (ii) consideration of the mix of cash incentives and long-term equity awards ,(iii) a review of compensation paid by survey companies to executives in positions comparable to those held by our named executive officers and office holders (iv) consideration of the ratio between an officer holder's compensation and the salary paid to other employees and contractors of the Company, including without limitation, the ratios to the median and average salaries of such employees and contractors, and whether such variation has an effect on employment relationships within the Company; and (v) consideration of the education, skills, expertise, professional experience and accomplishments of the office holder, his or her role, responsibilities and previous compensation arrangement of the office holders.

        Pursuant to the Companies Law, the compensation of our named executive officers (other than our CEO) and the compensation of other office holders (who are not directors) who report directly to our CEO must also be approved by our board of directors following the approval by our compensation committee. In accordance with the Companies Law, our CEO's compensation must be approved by our compensation committee, board of directors and shareholders.

Approach for Determining Form and Amount of Compensation

        Comparison to Market Practices.    In making compensation decisions, our compensation committee and board of directors reference third-party surveys that provide compensation data and review feedback from an independent compensation consultant.

        For 2013 and 2014, our compensation committee and board of directors referred to data from, respectively, a 2013 and 2014 Radford Executive Survey—U.S., an independent third-party national compensation survey, and Israeli-based Zviran survey, an independent third-party survey of compensation practices by large high-tech companies in Israel, which, together, we refer to as the Surveys. The Radford survey was filtered so that it consisted of semiconductor companies in the San Francisco Bay Area with revenues of between $200 million and $500 million. The industry data from the Surveys consists of salaries and other compensation paid by companies to executives in positions comparable to those held by our named executive officers. Specifically, we reviewed data on named executive officer positions in the United States from the Radford survey and for positions in Israel from the Zviran survey.

        The Role of Our Chief Executive Officer.    Our CEO provides our compensation committee with his assessment of the performance levels of the company and our named executive officers (other than himself) and his recommendations with respect to compensation of our named executive officers (other than himself). Our compensation committee believes it is important to consider and evaluate our CEO's input on matters concerning compensation of other named executive officers. The compensation committee believes that our CEO's input regarding our other named executive officers' individual performances, as well as the expected contributions and future potential of each of them, is useful because each other named executive officer reports directly to our CEO, and our CEO interacts with our other named executive officers on an ongoing basis throughout the year.

Base Salary

        We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. We endeavor to set the base salaries of our named executive officers near the market 50th percentile. For 2014, the named executive officers' base salaries fell at or below the 50th percentile of the Survey data. Generally, the base salary established for an individual named executive officer reflects many inputs, including our CEO's assessment of the other named executive officers' performance, the level of responsibility the named executive officers bear, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at the peer group companies.

        Our CEO's base salary reflects his central management role, which is consistent with our review of CEO salaries in the salary surveys referenced above. The base salaries of other named executive officers are determined based on their overall duties and responsibilities within the company, their experience and qualifications and the base salaries paid by the companies participating in the Surveys for similar roles.

        The Company did not increase the base salaries of its executive officers, including the CEO, in 2014.

        Upon recommendation of our compensation committee, and following the approval of our board of directors, our shareholders are requested to approve the increase of our CEO's base salary to $515,000, an increase of 10.7% over our CEO's 2014 base salary. Our compensation committee and board of directors determined the increase in base salary was appropriate in light of our CEO's significant contributions to our company in 2014.

Annual Cash Bonus Program

        We structured our 2014 annual cash bonus award program to reward named executive officers for our company's successful performance, measured on the basis of our non-GAAP operating income, and for each individual's contribution to that performance. We initiated our annual cash bonus program in 2005 and since then, other than with respect to our CEO, annual cash bonuses have not constituted a significant portion of our named executive officers' total compensation because we primarily rely on equity awards to provide incentives to our named executive officers.

        Under our annual cash bonus award program, our employees in good performance standing, including our named executive officers, are eligible to receive an award, in accordance with the criteria set forth in our Compensation Statement from a bonus pool in an amount that is determined annually.

        The annual bonus pool amount is determined by our compensation committee based on its assessment of our achievement of our operating plan and company profitability. For 2014, the total profit sharing pool was $6.4 million and represented 10% of our non-GAAP operating income, which, inclusive of this expense was $57.8 million. Based on consultation with our CEO, the compensation committee and board of directors determined and approved the amount of each named executive officer's bonus award from this pool for purposes of compensating them for their individual contributions to our fiscal 2014 financial performance.

        In accordance with our Compensation Statement, the maximum annual value of the cash bonus payable for each of our office holders shall not exceed two times such office holder's annual base salary. Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the company's annual cash bonus compensation program for services performed in the year ended December 31, 2014 that ranged from 20% to 34% of each named executive officer's, other than our CEO's, base salary paid during 2014. Specifically, Mr. Shulman was awarded $50,000, which represents 20% of his base salary; Mr. Sultzbaugh was awarded $65,000, which represents approximately 24% of his base salary; Mr. Cohen was awarded $75,000, which represents approximately 34% of his base salary; and Mr. Ashuri was awarded $50,000, which represents approximately 24% of his base salary. Payments under the annual cash bonus program were contingent upon continued employment through the actual date of payment, which was April 1, 2015. These bonus amounts represented between approximately 2.4 and 4.1 months of base salary for each executive and are consistent with our Compensation Statement. The size of each bonus was based upon our compensation committee's assessment of each named executive officer's performance and his ability to influence our company's performance.

        Pursuant to the President and CEO's compensation terms, as approved by the Board of Directors in accordance with the Compensation Policy, 70% of Mr. Waldman's annual cash bonus is based on overall Company performance measures determined by the Compensation Committee and the Board of Directors comprised of certain financial metrics, which correlated to 45% and 25%, respectively, of Mr. Waldman's annual cash bonus. An additional 30% of the annual cash bonus is based on achievement of strategic objectives related to product developments as evaluated by the Compensation Committee and the Board of Directors. The specific goals for the financial metrics and strategic objectives were set by our board of directors at a level the compensation committee and our board of directors felt would be difficult to attain such that the goals would not be attained with average or below average performance by the Company.

        In February 2015, upon the recommendation and approval of our compensation committee, our board of directors approved a cash bonus to our CEO, Eyal Waldman, in the amount of $250,000, which represented approximately 54% of his base salary, based on achievement of the financial metrics of 80% and of the strategic goals of 15%, for services performed in the year ended December 31, 2014. In addition, when deciding on the cash bonus, our compensation committee and board of directors considered additional factors, including but not limited to, market conditions and the growth of the company. Payment to Mr. Waldman of this bonus remains subject to approval by our shareholders at our 2015 annual general meeting to which this proxy document relates.

Policies with Respect to Equity Compensation Awards

        Historically we have granted stock options and restricted stock units to our named executive officers in order to align their interests with the interests of our shareholders by tying the value delivered to our named executive officers to the value of our ordinary shares. Annual equity award grants provide our named executive officers with long-term incentives that aid in retaining executive talent and reward executives for creating shareholder value over the long term. We may also make grants of equity awards at the discretion of our board of directors and the compensation committee in connection with the hiring or promotion of new executive officers.

        Our annual awards of restricted stock units made to existing employees in February 2014, including our named executive officers, vest over four years at the rate of 12/48th of the shares on February 1, 2015, and thereafter at the rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November and February commencing May 1, 2015, with the last 3/48th of the original number of shares vesting on February 1, 2018, so long as the restricted stock unit holder remains an officer or employee of the company. We set these vesting schedules in order to provide an incentive to our employees, including our named executive officers, to continue their employment with us over the long term and, with respect to the restricted stock units, generally to provide them the opportunity to sell their vested shares to cover taxes incurred with vesting during a period following the public release of our prior quarter's fiscal operating results.

        Generally, we determine the size of each equity award to a named executive officer after considering, inter alia, the role of each named executive officer within our company, the criticality of his function within the organization and the named executive officer's current equity position from previous equity awards. Since long-term incentive compensation levels fluctuate from year to year (depending on each company's granting patterns, valuation assumptions, and stock price), we generally review surveys using long-term incentive information from our peer group companies under both a value approach, which is based on the fair value of long-term incentive awards, and a percentage of common shares outstanding approach, which compares the number of shares subject to each long-term incentive award to the number of shares outstanding for each company. Internal parity is also a principal consideration for our compensation committee when grants are made.

        In February 2014, our board of directors granted each of our named executive officers restricted stock units as follows: Mr. Shulman, 10,000; Mr. Sultzbaugh, 12,000; Mr. Cohen, 12,000; and Mr. Ashuri 10,000. These award levels were lower than the levels awarded in 2013, reflecting the decrease in the number of restricted stock units available for grant per employee, including our executive officers, as a result of the increase in the total number of eligible employees. The initial determinations with respect to the number of restricted stock units granted to each named executive officer and the vesting terms were made by our compensation committee in consultation with our CEO (except for his own grant). The size of each award correlates to our compensation committee's determination of the ability of each executive to influence the Company's performance and results. In 2014, our compensation committee and CEO reviewed the Surveys, but did not target a particular percentile or engage in any benchmarking. Our compensation committee and our CEO (except with respect to his own grant) recommended the number of restricted stock units and the vesting terms to our board of directors.

        Following shareholder approval at our 2014 annual general meeting of shareholders, upon the recommendation and approval of our compensation committee and the approval of our board of directors, our CEO was granted 40,000 restricted stock units, which also vest in accordance with the schedule described above. The size of Mr. Waldman's 2014 award was lower than his 2013 grant by 39%.

        The company does not have any equity ownership guidelines that require any of our directors or executive officers to hold a stated number or fixed percentage of our ordinary shares.

        In accordance with our Compensation Statement, the maximum annual value of variable compensation components (cash bonuses and equity grants) for all office holders of the Company shall not exceed two percent (2%) of the Company's market cap. The compensation approved for payment to our office holders for the year 2014 complies with this requirement.

Change of Control Severance Arrangements

        We have entered into executive severance benefits agreements with each of our named executive officers which provide that if the executive's employment with our company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), and the executive provides us a general release of all claims, in each case during the 12-month period following a change of control (as defined in the agreements) of our company, then the executive is entitled to receive the following payments and benefits:

  •
  Continuation of the named executive officer's salary for six months at a per annum rate of 120% of the executive's annual base salary in effect on the termination date.

  •
  In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

  •
  Accelerated vesting and immediate exercisability of the named executive officer's outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

        We determined the amount of these payments and benefits prior to our initial public offering by reference to the general practices of public companies in our industry at that time.

        The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to receive under applicable Israeli law. Israeli law generally requires severance pay equal to one month's salary for each year of employment upon the retirement, death or termination without cause (as defined in the Israeli Severance Pay Law) of an employee. To satisfy this requirement, we make contributions on behalf of most of our Israeli-based employees to a fund known as Managers' Insurance or to a pension fund. These funds provide a combination of pension plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time Israeli employee and hourly employee as of September 2012, including each of our Israeli-based named executive officers, is entitled to participate in the plan. Each employee who participates contributes an amount between 5% and 5.5% of his or her salary to the pension plan and we contribute between 13.33% and 16.83% of his or her salary (consisting of between 5% and 6% to the pension plan, 8.33% for severance payments and up to 2.5% for disability insurance). In addition to the above, each full-time Israeli employee, including each of our Israeli-based named executive officers, is entitled to participate in an education fund plan. Each employee who participates contributes an amount equal to 2.5% of his or her salary to the education fund and we contribute 7.5% of his or her salary.

        Within the context of our compensation philosophy, the compensation committee believes the terms of our executive severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties through and following any change of control of our company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these executive severance agreements thus help ensure the best interests of our shareholders.

        The potential payments under the executive severance benefits agreements as of December 31, 2014 are set forth below under the heading "—Potential Payments Upon Termination Following a Change of Control."

Perquisites

        Historically, from time to time, our compensation committee and board of directors have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the below named executive officers. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, particularly when we require frequent or lengthy travel, and we may consider providing additional perquisites in the future. In 2014, our named executive officers received the perquisites set forth in the table below, which our compensation committee determined were appropriate in order to facilitate the efforts of Mr. Waldman and Mr. Sultzbaugh on behalf of our company while at our California headquarters.

Name	Perquisite
Eyal Waldman	Housing and housing-related expense reimbursement
Tax reimbursement related to perquisites provided
Marc Sultzbaugh	Car expense reimbursement
Housing and housing-related expense reimbursement
Select travel reimbursement
Tax reimbursement related to perquisites provided

        The table above does not include automobile-related expense reimbursement, insurance reimbursement, retirement fund contributions, severance fund contributions and education fund contributions, all of which are provided to all of our employees, including our named executive officers, who are based in Israel.

        In the future, we may provide additional perquisites to our named executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee and/or board of directors.

Shareholder Advisory Vote to Approve Executive Compensation

        At our 2014 Annual General Meeting of Shareholders, our shareholders voted, in non-binding advisory votes, to approve the compensation of our named executive officers. Our compensation committee reviewed the result of the shareholders' advisory vote on executive compensation. In light of the approval by a substantial majority of our shareholders of the compensation programs described in our 2014 proxy statement (representing approximately 90% of the shares represented in person or by proxy at the meeting and entitled to vote and excluding broker non-votes and abstentions), our compensation committee did not implement changes to our executive compensation programs as a result of the shareholders' advisory vote.

Shareholder Vote to Approve the Compensation Statement

        At our 2014 Extraordinary General Meeting held on January 7, 2014, our shareholders approved our Compensation Statement for our office holders, which addresses certain items prescribed by the Companies Law. Pursuant to the Companies Law, our Compensation Statement must generally be approved by the board of directors (after considering the recommendations of the compensation committee) and the shareholders every three years

Tax Considerations

        Section 162(m) of the U.S. Internal Revenue Code establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) generally provides that publicly-held companies cannot deduct compensation paid to certain named executive officers to the extent that such compensation exceeds $1 million per officer. Compensation that is "performance-based" compensation within the meaning of the U.S. Internal Revenue Code does not count toward the $1 million limit. While the compensation committee may consider Section 162(m) in making its compensation decisions, historically, the deductibility of compensation under Section 162(m) has not been a factor in the compensation committee's determination process. The compensation committee will monitor the level of compensation paid to the company's named executive officers and may act in response to the provisions of Section 162(m).

2014 Summary Compensation Table

        The following table summarizes the compensation awarded to, earned by, or paid to each named executive officer for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)(1)
Eyal Waldman(3)(9)	2014	464,267		1,305,600	250,000	(4)	189,696	(3)	2,209,563
President & Chief	2013	466,005	60,000	3,235,700			202,730		3,964,435
Executive Officer	2012	451,408	470,755	4,893,000			177,764		5,992,927
Jacob Shulman	2014	250,000	50,000	368,700			10,420	(5)	679,120
Chief Financial Officer	2013	250,000	30,000	473,940			10,420		764,360
	2012	226,481	117,689	1,699,420			9,285		2,052,875
Marc Sultzbaugh	2014	273,000	65,000	442,440			76,004	(6)	856,444
Senior Vice President of	2013	273,000	42,500	737,240			76,693		1,129,433
Worldwide Sales	2012	269,750	176,533	945,750			70,705		1,462,738
Roni Ashuri(9)	2014	219,391	50,000	368,700			52,494	(7)	690,585
Senior Vice President of	2013	218,551	30,000	684,580			53,629		986,760
Engineering	2012	202,054	152,995	491,790			48,104		894,943
Shai Cohen(9)	2014	228,930	75,000	442,440			62,825	(8)	809,195
Chief Operating Officer	2013	228,054	40,000	737,240			63,522		1,068,816
	2012	211,140	176,533	567,450			49,713		1,004,836

(1)
These amounts reflect bonuses earned in each fiscal year and paid in the subsequent fiscal year.

(2)
Amounts shown in this column represent the aggregate grant date fair value of restricted stock units granted, as calculated under FASB ASC Topic 718. The valuation assumptions used in determining such 2014 amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

(3)
Includes $19,599 in tax related reimbursements, $78,568 in housing and housing-related expense reimbursements, $33,444 contributed to a severance fund, which is mandated by Israeli Law, $33,259 contributed to a retirement fund on behalf of Mr. Waldman, $30,112 contributed to an employee education fund on behalf of Mr. Waldman, $3,143 in automobile related expense reimbursements, $10,280 in insurance reimbursements and $890 for recuperation fund, which are required under Israeli law.

(4)
Mr. Waldman's non-equity incentive plan compensation is subject to shareholder approval at this year's annual meeting.

(5)
Includes 401(k) plan matching contribution of $10,000, and insurance benefits of $420.

(6)
Includes automobile related expense reimbursements of $4,927, housing and housing-related expense reimbursements of $45,693, 401(k) plan matching contribution of $10,400, select travel reimbursements , tax related reimbursements of $14,018 and insurance benefits of $966.

(7)
Includes $18,275 contributed to a severance fund, which is mandated by Israeli Law, $10,970 contributed to a retirement fund on behalf of Mr. Ashuri, $4,421 for automobile related expenses pursuant to the company's automobile leasing program, $16,454 contributed to an employee education fund on behalf of Mr. Ashuri, $1,314 in insurance reimbursements, vacation payout of $0 and $1,059 for recuperation funds, which are required under Israeli law.

(8)
Includes $19,070 contributed to a severance fund, which is mandated by Israeli Law, $11,446 contributed to a retirement fund on behalf of Mr. Cohen, $5,020 for automobile related expenses pursuant to the company's automobile leasing program, $17,170 contributed to an employee education fund on behalf of Mr. Cohen, vacation payout of $7,689, $1,314 in insurance reimbursements and $1,059 for recuperation funds, which are required under Israeli law.

(9)
Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2014, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2014 average exchange rate of 3.58 New Israeli Shekels to 1 U.S. dollar. Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2013, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2013 average exchange rate of 3.60 New Israeli Shekels to 1 U.S. dollar. Amounts reported for Messrs. Waldman, Ashuri and Cohen in 2012, other than bonuses, are converted from New Israeli Shekels to U.S. dollars using the 2012 average exchange rate of 3.85 New Israeli Shekels to 1 U.S. dollar.

2014 Grants of Plan-Based Awards

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2014.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Eyal Waldman	5/20/2014	40,000	1,305,600
Jacob Shulman	2/26/2014	10,000	368,700
Marc Sultzbaugh	2/26/2014	12,000	442,440
Roni Ashuri	2/26/2014	10,000	368,700
Shai Cohen	2/26/2014	12,000	442,440

(1)
All restricted stock units vest at a rate of 1/4th of the original number of shares on May 1, 2015, and thereafter at a rate of 1/16th of the original number of shares on the first day of each quarterly period of May, August, November, and February, commencing May 1, 2015, with the last 1/16th of the original number of shares vesting on February 1, 2018 so long as each of the employees remains an officer or employee of the company.

(2)
Represents the grant date fair value of restricted stock units granted in 2014 calculated in accordance with the provisions of FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

2014 Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides information on the stock options and restricted stock units held by each of our named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date		Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Eyal Waldman	10/26/2006	114,284	0	9.19	10/26/2016
	12/26/2008	90,000	0	8.23	12/26/2018
	4/22/2009	40,972	0	10.23	4/22/2019
						5/1/2011	(1)	6,249	267,020
						2/1/2012	(2)	26,250	1,121,663
						2/1/2013	(4)	36,563	1,562,337
						5/1/2014	(5)	40,000	1,709,200
Jacob Shulman	12/26/2008	2,579	0	8.23	12/26/2018
	4/22/2009	12,590	0	10.23	4/22/2019
						5/1/2011	(1)	569	24,313
						2/1/2012	(2)	1,562	66,744
						2/1/2012	(2)	625	26,706
						11/1/2012	(3)	6,000	256,380
						2/1/2013	(4)	5,062	216,299
						5/1/2014	(5)	10,000	427,300
Marc Sultzbaugh	12/26/2008	1,739	0	8.23	12/26/2018
	4/22/2009	85,317	0	10.23	4/22/2019
						5/1/2011	(1)	1,750	74,778
						2/1/2012	(2)	7,812	333,807
						2/1/2013	(4)	7,875	336,499
						5/1/2014	(5)	12,000	512,760
Roni Ashuri	12/26/2008	18,255	0	8.23	12/26/2018
	4/22/2009	24,793	0	10.23	4/22/2019
						5/1/2011	(1)	1,562	66,744
						2/1/2012	(2)	4,062	173,569
						2/1/2013	(4)	7,312	312,442
						5/1/2014	(5)	10,000	427,300
Shai Cohen	12/26/2008	19,113	0	8.23	12/26/2018
	4/22/2009	30,578	0	10.23	4/22/2019
						5/1/2011	(1)	1,750	74,778
						2/1/2012	(2)	4,687	200,276
						2/1/2013	(4)	7,875	336,499
						5/1/2014	(5)	12,000	512,760

(1)
Restricted stock units with a vesting commencement date of May 1, 2011 vest with respect to 1/4th of the original number of ordinary shares subject thereto on May 1, 2012 and thereafter at a rate of 1/16th of the original number of shares on the first day of each quarterly period of August, November, February and May commencing on August 1, 2012, with the last 1/16th of the original number of shares vesting on May 1, 2015.

(2)
Restricted stock units with a vesting commencement date of February 1, 2012 vest with respect to 1/4th of the original number of ordinary shares subject thereto on February 1, 2013 and thereafter at a rate of 1/16th of the original number of shares on the first day of each quarterly period of May, August, November, and February commencing on May 1, 2013, with the last 1/16th of the original number of shares vesting on February 1, 2016.

(3)
Restricted stock units with a vesting commencement date of November 1, 2012 vest with respect to 1/4th of the original number of ordinary shares subject thereto on November 1, 2013 and thereafter at a rate of 1/16th of the original number of shares on the first day of each quarterly period of February, May, August, and

  November, commencing on February 1, 2014, with the last 1/16th of the original number of shares vesting on February 1, 2016.

(4)
Restricted stock units with a vesting commencement date of February 1, 2013 vest with respect to 1/4th of the original number of ordinary shares subject thereto on February 1, 2014 and thereafter at a rate of 1/16th of the original number of shares on the first day of each quarterly period of May, August, November, and February commencing on May 1, 2014, with the last 1/16th of the original number of shares vesting on February 1, 2017.

(5)
Restricted stock units with a vesting commencement date of May 1, 2014 vest with respect to 12/48th of the original number of ordinary shares subject thereto on May 1, 2015 and thereafter at a rate of 3/48th of the original number of shares on the first day of each quarterly period of May, August, November and February commencing on August 1, 2015, with the last 3/48th of the original number of shares vesting on May 1, 2018.

2014 Option Exercises and Shares Vested Table

        The following table summarizes RSU awards that vested during 2014. There were no share option exercises by our named executive officers in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Eyal Waldman	63,813	2,435,273
Jacob Shulman	9,953	380,900
Marc Sultzbaugh	16,375	622,484
Roni Ashuri	12,521	478,692
Shai Cohen	13,875	530,769

(1)
Represents the vesting date closing market price of our ordinary shares multiplied by the number of RSUs that vested.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination Following a Change of Control

        The following table sets forth quantitative estimates of the benefits to be received by each of our named executive officers under the executive severance benefits agreements described above, if his employment were terminated without cause or constructively terminated (as these terms are defined in the executive severance benefits agreements) on December 31, 2014, assuming that such termination occurred during the 12-month period following a change of control (as such term is defined in the executive severance benefits agreements) of our company. Such benefits are in addition to any payments or other benefits that our employees, including our named executive officers, who reside in

Israel may be entitled to receive under applicable Israeli law. For more information, see "—Change of Control Severance Arrangements."

Name	Salary Continuation ($)	COBRA Coverage ($)	Israeli Severance Benefits ($)	Value of Accelerated Equity Awards ($)(1)	Total ($)
Eyal Waldman	279,000	6,273	461,489	2,330,110	3,076,872
Jacob Shulman	150,000	26,436	0	508,872	685,307
Marc Sultzbaugh	163,800	18,659	0	628,922	811,380
Roni Ashuri	124,200	0	264,534	490,028	878,761
Shai Cohen	129,600	0	274,081	562,156	965,837

(1)
The value of accelerated equity awards is calculated based on the closing price of our common stock on December 31, 2014, which was $42.73 per share.

Equity Compensation Plan Information

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2)	4,378,689	(3)	29.55	1,510,930
Equity compensation plans not approved by security holders	0		0	0

Total	4,378,681		29.55	1,510,930

(1)
Reflects weighted average price of options only.

(2)
Consists of 1999 United States Equity Incentive Plan, 1999 Israeli Share Option Plan, 2003 Israeli Share Option Plan, Global Share Incentive Plan (2006) and Global Share Incentive Assumption Plan (2010), the Kotura, Inc. Second Amended and Restated 2003 Stock Plan (the "Kotura Plan") and the IPtronics, Inc. 2013 Restricted Stock Unit Plan (the "IPtronics Plan").

(3)
Consists of 2,467,523 options and 1,911,166 restricted stock units.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information relating to the beneficial ownership of our ordinary shares as of December 31, 2014, by:

  •
  each shareholder known by us to own beneficially more than 5% of our ordinary shares (based on information supplied in Schedules 13D and 13G filed with the SEC, as indicated);

  •
  each of our executive officers named in the summary compensation table on page 36 (our principal executive officer, our principal financial officer and our three other most highly compensated executive officers);

  •
  each of our directors and nominees for director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days of January 31, 2014. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

        Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, Attention: Chief Financial Officer.

	Beneficial Ownership
Name of Beneficial Owner	Ordinary Shares	Options Exercisable within 60 Days	Restricted Stock Units Vesting or Settled within 60 Days	Shares Beneficially Owned	Percentage of Shares Outstanding(1)
5% Shareholders:
Scopia Capital Management LLC(2)	4,280,648	—	—	4,280,648	9.46%
152 West 57th Street, 33 Fl.
New York, NY 10019
Oracle Corporation(3)	3,782,800	—	—	3,782,800	8.32%
500 Oracle Parkway
Redwood City, CA 94065
The Bank of New York Mellon Corporation(4)	3,174,942	—	—	3,174,942	7.02%
One Wall Street, 31st Floor
New York, NY 10286
FMR LLC(5)	2,431,716	—	—	2,431,716	5.35%
245 Summer Street,
Boston, MA 02210
Executive Officers, Directors and Nominees for Director:
Eyal Waldman(6)	1,695,992	245,256	12,437	1,953,685	4.27%
Shai Cohen	232,139	49,691	2,687	284,517	*
Roni Ashuri	214,623	43,048	2,405	260,076	*
Michael Kagan	150,720	38,952	2,405	192,077	*
Dov Baharav	71,906	19,000	833	91,739	*
Marc Sultzbaugh	87,056	87,056	3,312	177,424	*
Thomas J. Riordan	53,544	21,428	833	75,805	*
Irwin Federman	51,633	—	833	52,466	*
Jacob Shulman	29,807	15,169	2,034	47,010	*
Amal M. Johnson	25,000	64,998	833	90,831	*
Glenda Dorchak	12,000	41,142	833	53,975	*
Thomas Weatherford	10,000	11,428	833	22,261	*
David Perlmutter	—	12,500	—	12,500	*
All executive officers and directors as a group (13 persons)	2,634,420	649,668	30,278	3,314,366	7.18%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)
The applicable percentage ownership for members of our board of directors and named executive officers is based on 45,487,764 ordinary shares outstanding as of December 31, 2014, together with applicable options and restricted stock units for such shareholder. The applicable percentage ownership for the other beneficial owners listed in the table is based on the number of outstanding shares as of the dates indicated in the relevant Schedules 13D and 13G filings described in footnotes 2 through 6 below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Ordinary shares subject to the options currently exercisable, or exercisable within 60 days of December 31, 2014, and ordinary shares underlying restricted stock units that vest within 60 days of December 31, 2014 are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
This information is as of December 31, 2014 and is based on the Schedule 13G filed with the SEC on February 17, 2015 by Scopia Capital Management LLC, Matthew Sirovich and Jeremy Mindich. Matthew Sirovich and Jeremy Mindich are control persons of Scopia Capital Management LLC and have shared voting and dispositive power with respect to 4,280,648 shares.

(3)
This information is as of September 22, 2011 and is based on the Schedule 13D/A filed with the SEC on such date by Oracle Corporation ("Oracle"). Oracle is the beneficial owner and has sole power to dispose of the 3,782,800 ordinary shares owned by Oracle.

(4)
This information is as of December 31, 2014 and is based on the Schedule 13G filed with the SEC on February 10, 2015 by The Bank of New York Mellon Corporation and the following direct or indirect subsidiaries of The Bank of New York Mellon Corporation: The Bank of New York Mellon; The Boston Company Asset Management LLC; The Dreyfus Corporation (parent holding company of MBSC Securities Corporation); Mellon Capital Management Corporation; Pershing LLC; MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC; The Boston Company Asset Management LLC); MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; BNY Mellon Investment Management (Jersey) Ltd.); and Pershing Group LLC (parent holding company of Lockwood Advisors, Inc. and Pershing LLC) pursuant to a joint filing agreement. The Bank of New York Mellon Corporation and its direct or indirect subsidiaries listed above in their various fiduciary capacities have sole voting power over 3,088,122 shares, sole dispositive power over 3,128,717 shares and shared dispositive power over 46,225 shares. The Bank of New York Mellon Corporation has its principal business office at One Wall Street, 31st Floor, New York, New York 10286.

(5)
This information is as of December 31, 2014 and is based on Amendment No. 9 of the Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson pursuant to a joint filing agreement. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. FMR has its principal business office at 245 Summer Street, Boston MA 02210.

(6)
Includes 1,426,041 ordinary shares held by Waldo Holdings 2, a general partnership formed pursuant to the laws of Israel, of which Mr. Waldman is a general partner. Mr. Waldman has sole voting and dispositive power over all of these shares.

Compliance with Section 16(a) Filing Requirements

        Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2014, we believe that all directors, executive officers and persons who own more than 10% of our ordinary shares have complied with the reporting requirements of Section 16(a).

EXECUTIVE OFFICERS

        Set forth below is certain information regarding each of our executive officers as of April 1, 2015.

Name	Age	Position(s)
Eyal Waldman	54	President and Chief Executive Officer
Roni Ashuri	55	Sr. Vice President of Engineering
Shai Cohen	51	Chief Operating Officer
Michael Kagan	57	Chief Technology Officer and Vice President of Architecture
Jacob Shulman	44	Chief Financial Officer
Marc Sultzbaugh	51	Sr. Vice President of Worldwide Sales

        Eyal Waldman is a co-founder of Mellanox, and has served as our president and chief executive officer since March 1999. From March 1999 until June 18, 2013 he also served as chairman of our board of directors. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman also previously served on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Waldman is located in Israel.

        Roni Ashuri is a co-founder of Mellanox and has served as our senior vice president of engineering since December 2012. Previously Mr. Ashuri served as our as vice president of engineering from June 1999 until December 2012. From March 1998 to May 1999, Mr. Ashuri served as product line director of system controllers at Galileo. From May 1987 to February 1998, Mr. Ashuri worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a cache controller group staff member. Mr. Ashuri holds a Bachelor of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Ashuri is located in Israel.

        Shai Cohen is a co-founder of Mellanox and has served as our chief operating officer since May 2011. Previously, Mr. Cohen served as our vice president of operations and engineering from June 1999 until May 2011. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Cohen is located in Israel.

        Michael Kagan is a co-founder of Mellanox and has served as our chief technology officer and vice president of architecture since January 2009. Previously, Mr. Kagan served as our vice president of architecture from May 1999 to December 2008. From August 1983 to April 1999, Mr. Kagan held a number of architecture and design positions at Intel Corporation. While at Intel Corporation, between March 1993 and June 1996, Mr. Kagan managed Pentium MMX design, and from July 1996 to April 1999, he managed the architecture team of the Basic PC product group. Mr. Kagan holds a Bachelor of

Science in Electrical Engineering from the Technion—Israel Institute of Technology. Mr. Kagan is located in Israel.

        Jacob Shulman has served as our chief financial officer since November 2012. Mr. Shulman joined Mellanox in June 2007 as our corporate controller and served as our vice president of finance from March 2012 until November 2012. From 2005 to 2007, Mr. Shulman was corporate controller at Atrica, a telecom company that was purchased by Nokia Siemens. Prior to Atrica, Mr. Shulman spent seven years in senior finance positions, including controller and divisional chief financial officer positions with Matav Cable Systems, Thyssenkrupp and Guava Technologies. Mr. Shulman's background also includes five years of audit-related work with Ernst & Young LLP and Deloitte & Touche LLP. Mr. Shulman is located in the United States.

        Marc Sultzbaugh has served as our senior vice president of worldwide sales since December 2012. Previously Mr. Sultzbaugh served as vice president of worldwide sales from April 2007 until December 2012. Mr. Sultzbaugh joined Mellanox in 2001 as director of high performance computing and director of central area sales and was later promoted to senior director of sales in October 2005. Prior to joining Mellanox, he held various executive sales and marketing positions with Brooktree Semiconductor. From 1985 to 1989, Mr. Sultzbaugh was an engineer at AT&T Microelectronics. He holds a Bachelor of Science degree in Electrical Engineering from The University of Missouri-Rolla and a Masters of Business Administration from The University of California, Irvine. Mr. Sultzbaugh is located in the United States.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

        The board of directors currently consists of eight directors. Our board of directors has determined that each of our current directors other than Mr. Waldman, our president and chief executive officer, is independent under the director independence standards of The NASDAQ Stock Market.

        The Companies Law provides that our board of directors is required to determine how many of our members of the board of directors should be required to have financial and accounting expertise, in addition to an outside director with financial and accounting expertise. Our board of directors has determined that at least one member of our board of directors (excluding outside directors) should be required to have financial and accounting expertise. Each member of the audit committee of our board of directors has financial and accounting expertise as defined under Israeli law.

Board Leadership Structure

        Our Board of Directors believes it is in the best interest of the Company to make the determination regarding the separation of the roles of Chief Executive Officer and Chairman of the Board based on varied considerations, including the position and direction of the Company and the membership of the Board at any given time. Our Board of Directors has determined that having Eyal Waldman serve as Chief Executive Officer and Irwin Federman as Chairman of the Board is in the best interest of the Company's stockholders at this time. This structure permits Mr. Waldman to manage our day-to-day operations and Mr. Federman to oversee the Board's activities.

Risk Oversight

        The board of directors oversees the Company's risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. In its risk oversight role, the board of directors reviews annually the Company's strategic plan, which includes an assessment of potential risks facing the Company. While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls, as described below under the section titled "Audit Committee." In addition, in setting compensation, the compensation committee strives to create incentives that do not encourage risk-taking behavior that is inconsistent with the Company's business strategy. Each committee regularly reports to the full board of directors.

Committees of the Board of Directors

        Our board of directors has five standing committees: the audit committee, the Israeli audit committee, the compensation committee, the nominating and corporate governance committee and the technology, strategy and M&A committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the four standing committees of the board of directors as of April 1, 2015 is set forth below:

Name of Director	Audit Committee	Israeli Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology, Strategy and M&A Committee
Dov Baharav	Member	Member	Member	—	Member
Glenda Dorchak	—	—	Member	Chairwoman	Member
Irwin Federman	Member	—	—	—	Member
Amal M. Johnson	—	Member	Chairwoman	—Member	—
Thomas Riordan	Member	Chairman	Member	—	Member
Thomas Weatherford	Chairman	Member	—	Member	—
David Perlmutter	—	Member	Member	—	Chairman

        Mr. Waldman is not a member of any standing committee of our board of directors.

Audit Committee

        Our board of directors must appoint an audit committee comprised of at least three directors.

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors' qualifications, independence and performance, determines the engagement of the independent auditors, reviews and approves the scope of the annual audit and the audit fee, discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on the Mellanox engagement team as required by law, reviews our critical accounting policies and estimates and annually reviews the audit committee charter and the committee's performance.

        In addition, our audit committee reviews and, where required, approves related party transactions on an ongoing basis as required by The NASDAQ Listing Rules.

        All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board has determined that Mr. Weatherford is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by The NASDAQ Stock Market rules and regulations. Our board has also determined that each of the members of our audit committee is independent within the meaning of the independent director standards of The NASDAQ Stock Market and the SEC. Our board of directors has adopted a written charter for the audit committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Israeli Audit Committee

        Our board of directors must appoint an Israeli audit committee comprised of at least three directors including all of the outside directors. Under the Companies Law, the chairman of the board of directors, the controlling shareholder or his or her relative and any director employed by the Company or its controlling shareholder or an entity controlled by the controlling shareholder or any director who provides services on a regular basis to the Company, its controlling shareholder or an entity controlled by the controlling shareholder and any director whose principal livelihood is derived from such controlling shareholder may not be a member of the Israeli audit committee.

        A majority of the members of the Israeli audit committee must be "Independent Directors," and the chairman of the Israeli audit committee must be an "Outside Director" (each as defined under the Companies Law). All of the members of our Israeli audit committee satisfy the criteria of an "Independent Director" (as defined under the Companies Law). The Companies Law further provides that the quorum for discussions and adoption of resolutions by the Israeli audit committee is a majority of the Israeli audit committee members, provided that a majority of those present are Independent Directors and at least one of them is an Outside Director (each as defined under the Companies Law). The Companies Law also provides restrictions as to who may be present at meetings of the Israeli audit committee.

        Our Israeli audit committee oversees our internal audit function, reviews, approves and monitors our code of ethics and "whistleblower" procedures for the treatment of reports of concerns regarding questionable accounting or auditing matters and annually reviews the Israeli audit committee charter and the committee's performance.

        In addition, our Israeli audit committee reviews and, where required, approves related party transactions on an ongoing basis as required by the Companies Law and the regulations promulgated thereunder and as required by The NASDAQ Listing Rules. Under the Companies Law, our Israeli audit committee must approve specified actions and transactions with office holders and controlling shareholders or in which an office holder or controlling shareholder has a personal interest. The Israeli audit committee is also required to determine whether any such action is material and whether any such transaction is an extraordinary transaction or non-negligible transaction, for the purpose of approving such action or transaction as required by the Companies Law. Our Israeli audit committee may not approve any such action or transaction, unless, at the time of approval, the Israeli audit committee complies with the requirements for composition and presence at Israeli audit committee meetings. Under the Companies Law, a "controlling shareholder" is a shareholder who has the ability to direct the Company's activity, excluding an ability deriving merely from holding an office of director or another office in the Company, and a person will be presumed to control the Company if he holds 50% or more of (i) our voting rights or (ii) the rights to appoint our directors or general managers. For the purpose of "transactions with an interested party," the definition also includes a shareholder that owns 25% or more of the voting rights in the general meeting of the Company, if there is no other person who holds more than 50% of the voting rights in the Company. Two or more persons holding voting rights in the Company each of which has a personal interest in the approval of the transaction being brought for approval of the Company will be considered to be joint holders. The Company is not currently aware of any controlling shareholder, as such term is defined in the Israeli Companies Law.

        Additionally, under the Companies Law, the role of the Israeli audit committee is, among other things, to identify any irregularities in the business management of the Company in consultation with the Company's independent accountants or internal auditor and to suggest an appropriate course of action. Our Israeli audit committee charter allows the committee to rely on interviews and consultations with our management, our internal auditor and our independent public accountant and does not obligate the committee to conduct any independent investigation or verification.

        Our board has determined that each of Ms. Johnson and Mr. Riordan, as an outside director, has the requisite financial and accounting expertise required under the Companies Law. Our board has also determined that each of the members of our Israeli audit committee is independent within the meaning of the independent director standards of The NASDAQ Stock Market and the SEC. Our board of directors has adopted a written charter for the Israeli audit committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Compensation Committee

        Under the Companies Law, our board of directors must appoint a compensation committee comprised of at least three directors including all of the outside directors. In addition, the chairman of the board of directors, the controlling shareholder or his or her relative and any director employed by the Company or its controlling shareholder or an entity controlled by the controlling shareholder or any director who provides services on a regular basis to the Company, its controlling shareholder or an entity controlled by the controlling shareholder and any director whose principal livelihood is derived from such controlling shareholder, may not be a member of the compensation committee. The chairperson of the compensation committee must be an "Outside Director" (as defined under the Companies Law). The Companies Law also provides restrictions as to who may be present at meetings of the compensation committee.

        Our compensation committee reviews and recommends our programs, policies and practices relating to compensation and benefits of our officers and employees, the principles of such compensation policies, with respect to our officers, are included in our Compensation Statement. Pursuant to the Companies Law, the compensation committee is required to recommend to the board of directors whether to approve the Compensation Statement's continuation every three years and to periodically review the Compensation Statement and monitor its implementation. From time to time, as may be required, the compensation committee shall recommend to the board of directors amendments to the Compensation Statement as necessary to comply with the provisions of the Companies Law. The compensation committee, in consultation with our chief executive officer (other than with regard to his own compensation) and our board of directors, decides how much cash compensation should be part of each officer's total compensation by comparing the officer's compensation against a peer group of companies listed in the survey data we utilize and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer (other than with regard to his own compensation), approves and makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer's equity holdings. The compensation committee also manages the issuance of share options and restricted stock units under our equity incentive plans. Under the Companies Law and subject to its provisions, compensation for officers (other than directors and chief executive officer) is required to be approved by the compensation committee and the board of directors. Compensation for our chief executive officer is required to be approved by the shareholders, following the approval by the board of directors and compensation committee. The compensation committee may delegate its responsibilities to a subcommittee, except its responsibilities to review and approve the Compensation Statement and the compensation for officers, directors, controlling shareholders and certain highly compensated employees of the Company, to manage and review all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefits, for any matters involving executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3. The compensation committee also has authority to retain, obtain the advice of and fund compensation consultants, independent legal counsel and other advisers and is generally responsible for considering the independence of such advisers prior to selecting or receiving advice from them. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The NASDAQ Stock Market and the U.S. Internal Revenue Code. Our board of directors has adopted a written charter for the compensation committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition and organization of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning governance matters. We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with, the applicable rules and regulations of the SEC and The NASDAQ Stock Market. Our board of directors has adopted a written charter for the nominating and corporate governance committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance."

Technology, Strategy and M&A Committee

        Our technology, strategy and M&A committee, assists our chief executive officer and his staff in reviewing and discussing technology plans, decisions and potential transactions. The technology, strategy and M&A committee's responsibilities include providing general counsel and commentary on our competitiveness, the strength and competitiveness of our engineering processes and disciplines, our technology planning processes to support our growth objectives, our engineering leadership strategy and technology aspects pertinent to potential strategic investments, mergers and acquisitions. Our board of directors has adopted a written charter for the technology, strategy and M&A committee. A copy of the charter is available on our website at www.mellanox.com under "Investor Relations—technology, strategy and M&A."

Meetings Attended by Directors

        The board of directors held a total of ten meetings during 2014. The audit committee, compensation committee, nominating and corporate governance committee and technology, strategy and M&A committee held nine, five, six, and four meetings, respectively, during 2014. During 2014, each of our directors attended or participated in at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by the committees of the board of directors on which he or she served.

        Our directors are encouraged to attend our annual general meeting of shareholders although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders. In 2014, none of our directors attended the annual general meeting of shareholders.

Consideration of Director Nominees

        Shareholder Nominations and Recommendations.    Our amended and restated articles of association set forth the procedure for the proper submission of shareholder nominations for membership on the board of directors as previously discussed. In addition, the nominating and corporate governance committee may consider properly submitted shareholder recommendations for candidates for membership on the board of directors. A shareholder may make such a recommendation by submitting the following information to the secretary of the Company at the offices of Mellanox Technologies, Inc.,

350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085: the name and address of both the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the recommending shareholder is a holder of record of our ordinary shares and is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the shareholder and each nominee pursuant to which nominations are to be made by the shareholder; the consent of each nominee to serve as a director if so elected; and a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the appointment of such nominee. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. The chairman of the board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

        Director Qualifications.    Members of the board of directors should have the highest professional and personal ethics and values and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today's business environment; experience in the Company's industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the Company's operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

        Identifying and Evaluating Director Nominees.    Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, shareholders or other persons. The nominating and corporate governance committee reviews the qualifications of any candidates who have been properly brought to the committee's attention. Such review may, at the committee's discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by shareholders are evaluated by the committee using the same criteria as other candidates. In addition, under the Companies Law, if at the time for the appointment of outside directors all members of the board of directors, which are not the controlling shareholders of the company or their relatives, are of the same gender, then at least one of the outside directors to be appointed must be of the other gender.

Code of Business Conduct and Ethics

        We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a "code of ethics" required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a "code of conduct." The code is available on our website at www.mellanox.com under "Investor Relations—Corporate Governance." We will post any amendment to the code, as well as any waivers that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market, on our website.

Risk Assessment and Compensation Practices

        Our management assessed and discussed with our compensation committee and board of directors the Company's compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company in the future.

        Our employees' base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term and mid-term or annual goals, which may encourage the taking of short-term and mid-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term and mid-term goals important to our success and do not encourage unnecessary or excessive risk-taking.

        A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that are important to help further align our employees' interests with those of our shareholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our share price. In addition, we generally stagger grants of equity-based awards and subject them to long-term vesting schedules to help ensure that employees have significant value tied to the long-term performance of our ordinary shares.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

        In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. For a description of our related party transactions procedures, see "Audit Committee."

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

        We provide a process for shareholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Shareholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085. The secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director, as the case may be, or, if the secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

Director Compensation

        In October 2006, our board of directors adopted a compensation program for non-employee directors which became effective on February 6, 2007 and was last amended at our 2013 annual general meetings of shareholders. Pursuant to the revised compensation program, each member of our board of directors who is not our employee received the following cash compensation for board services, as applicable:

  •
  $35,000 per year for service as a board member and $50,000 per year for service as a chairman of the board;

  •
  in addition to fees received for service as a board member, $25,000 per year for service as chairperson of the audit committee, $14,000 per year for service as chairperson of the compensation committee, $7,000 per year for service as chairperson of the nominating and corporate governance committee and $7,000 per year for service as chairperson of the technology, strategy and M&A committee;

  •
  in addition to fees received for service as a board member, $5,000 per year for service as a member of the audit committee, $4,000 per year for service as a member of the compensation committee, $3,000 per year for service as a member of the nominating and corporate governance committee, and $3,000 per year for service as a member of the technology, strategy and M&A committee; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings.

        The foregoing amounts represent the annual compensation we paid to non-employee directors for fiscal year 2014. No fees are paid for each board or committee meeting attended.

        Effective January 1, 2015, our board of directors and our compensation committee adopted a cash compensation program for non-employee directors subject to shareholder approval of Proposal Six of this proxy statement. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, including service on our recently established Israeli audit committee, as applicable:

  •
  $45,000 per year for service as a board member and $60,000 per year for service as chairman of the board;

  •
  $25,000 per year for service as chairperson of the audit committee, $14,000 per year for service as chairperson of the compensation committee, $8,000 per year for service as chairperson of the nominating and corporate governance committee, $8,000 per year for service as chairperson of the Israeli audit committee and $8,000 per year for service as chairperson of the technology, strategy and M&A committee;

  •
  $5,000 per year for service as a member of the audit committee, $4,000 per year for service as a member of the compensation committee, $3,000 per year for service as a member of the nominating and corporate governance committee, $3,000 per year for service as a member of the Israeli audit committee and $3,000 per year for service as a member of the technology, strategy and M&A committee; and

  •
  reimbursement for expenses incurred in connection with attending board and committee meetings

        In addition to cash compensation, each of our non-employee directors receive initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under our Global Share Incentive Plan (2006), of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers. This Non-Employee Director Option Grant Policy was last amended at our 2010 annual general meetings of shareholders. Effective January 1, 2015, our board of directors and our compensation committee adopted another amendment to the Non-Employee Director Option Grant Policy, subject to shareholder approval of Proposal Six of this proxy statement. Pursuant to this amendment, each new non-employee director will receive an option to purchase 10,000 ordinary shares (as compared to 50,000 ordinary shares under the previous policy) as of the date he or she first becomes a non-employee director, which will begin vesting immediately in equal monthly increments over the 36 months following such appointment and will be 100% vested on the 36-month anniversary of such appointment provided the director continues to serve as a non-employee director. In addition, following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an award of 4,500 restricted stock units (as compared to 5,000 restricted stock units under the previous policy), which will begin vesting immediately in equal monthly increments over the 12 months following such meeting and will be 100% vested on the 12-month anniversary of the grant date provided the director continues to serve as a non-employee director.

        The exercise price of each share option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by such award. Share options will have a maximum term of 10 years measured from the grant date, subject to earlier termination in the event of the director's cessation of service to our Company.

        Under our Non-Employee Director Option Grant Policy, our directors will have a three-month period following cessation of service to our Company in which to exercise any outstanding vested options, except in the case of a director's death or disability, in which case the options will be exercisable by the director or his or her estate or beneficiary for a 12-month period following the cessation of services. Options and restricted stock units granted to our non-employee directors pursuant to our Non-Employee Director Option Grant Policy will fully vest and become immediately exercisable upon a change in control of our Company.

        In addition, effective immediately, each of our non-employee directors will be subject to a policy that he or she hold shares of the Company in the value of at least three times his or her annual retainer fees and each of our executive officers will be subject to a policy that he or she hold shares of the Company in the value of at least three times his or her annual salary. However, the directors and executive officers will have until May 11, 2020 to comply with this policy.

        The compensation of our outside directors, Ms. Johnson and Messrs. Riordan and Perlmutter, is subject to restrictions imposed by Israeli law and cannot, among other things, be less than the lowest compensation paid to any other non-executive director at the time of determination of the outside directors' compensation. The table below sets forth information regarding compensation provided by us to our non-employee directors during the year ended December 31, 2014.

 Director Compensation in Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)	Option Awards ($)(1)	Total ($)
Thomas Riordan	54,000	163,200		217,200
Thomas Weatherford	63,000	163,200	0	226,200
Irwin Federman	64,792	163,200	0	227,992
Dov Baharav	47,000	163,200	0	210,200
Amal M. Johnson	54,000	163,200	0	217,200
Glenda Dorchak	49,000	163,200	0	212,200
David Perlmutter	29,114	0	860,935	890,049

(1)
Amounts shown in this column represent the fair value of restricted stock units granted during 2014. The fair value of the restricted stock units is based on the closing market price of our ordinary shares on the grant date, as calculated under FASB ASC Topic 718.

        The aggregate number of ordinary shares subject to outstanding option and RSU awards for each person in the table set forth above as of December 31, 2014 is as follows:

Name	Shares Subject to Outstanding Options as of 12/31/14 (#)	Shares Subject to Unvested Restricted Stock Units as of 12/31/14 (#)
Thomas Riordan	21,428	2,083
Thomas Weatherford	17,201	2,083
Irwin Federman	—	2,083
Dov Baharav	19,000	2,083
Amal M. Johnson	74,998	2,083
Glenda Dorchak	41,142	2,083
David Perlmutter	50,000	—

        This proxy statement contains "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on the Company's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by the Company. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company's business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our periodic reports on Form 10-Q.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This proxy statement is accompanied by our 2014 annual report to shareholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, excluding exhibits. Each stockholder solicited under this proxy statement can obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, without charge, except for exhibits to such report, by sending a written request to Investor Relations, c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085. Exhibits to our Annual Report on Form 10-K are available upon written request, as directed above, and payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such stockholders can also access an electronic copy of this proxy statement and our 2014 annual report to shareholders at https://proxydocs.com/mlnx. Copies of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 may also be obtained without charge through the SEC's website at www.sec.gov.

        In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the SEC's public reference rooms. Our SEC filings are also available to the public at the SEC's website at www.sec.gov and through our website at www.mellanox.com.

OTHER MATTERS

        As of the date of this proxy statement, no shareholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

        If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the board of directors, Alan C. Mendelson Secretary

Menlo Park, California
April 9, 2015

14475 MELLANOX TECHNOLOGIES, LTD. PROXY FOR THE 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned shareholder of Mellanox Technologies, Ltd., an Israeli company, hereby acknowledges receipt of the Notice of 2015 Annual General Meeting of Shareholders and Proxy Statement each dated April 9, 2015 and hereby appoints Eyal Waldman and Jacob Shulman, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2015 Annual General Meeting of Shareholders of Mellanox Technologies, Ltd. to be held on May 11, 2015 at 5:00 p.m. local Israeli time (10:00 a.m. Eastern Daylight Time) at the offices of Mellanox Technologies, Ltd., located at Beit Mellanox, Yokneam, Israel 20692 and at any postponement or adjournment thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the other side. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each director nominee (non-outside and outside) and "FOR" the approval of each other proposal set forth on the other side in accordance with the Board of Directors' recommendations. If the undersigned does not state otherwise, any additional business to properly come before the meeting will be voted in accordance with the best judgement of the proxies named herein. (Continued and to be signed on the reverse side) 1.1

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Director: Eyal Waldman Irwin Federman Dov Baharav Glenda Dorchak Thomas Weatherford 2. Approval of (i) an increase in the annual base salary of Eyal Waldman from $465,000 to $515,000 effective retroactively from January 1, 2015, (ii) the contributions to Israeli severance, pension and education funds of up to an aggregate of 21% of Mr. Waldman’s base salary from time to time and (iii) a cash bonus to be paid to Mr. Waldman in the amount of $250,000 for services rendered for the fiscal year ended December 31, 2014. 3. Approval of the grant to Mr. Waldman of 80,000 restricted stock units under Mellanox’s existing Global Share Incentive Plan (2006), previously approved by shareholders. 4. Advisory approval of the compensation of Mellanox’s named executive officers. 5. Approval of the purchase of liability insurance for directors and officers of Mellanox and its subsidiaries and to entitle all the directors and officers of Mellanox and its subsidiaries, that may serve from time to time, as part of such directors’ and officers’ remuneration, to benefit from such insurance coverage. 6. Approval of certain changes to the annual retainer fees paid to non-employee directors and an amendment to the Non-Employee Director Option Grant Policy. 7. Approval of the increase of Mellanox’s authorized share capital and related amendment to Mellanox’s Articles of Association. 8. Approval of the appointment of PricewaterhouseCoopers LLP as Mellanox’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and authorization of the U.S. audit committee to determine the accounting firm’s fiscal 2015 remuneration in accordance with the volume and nature of their services. By voting this proxy card the undersigned hereby certifies that the undersigned has no "personal interest" in proposals 2, 3, 5 and 6 (as the term "personal interest" is defined in the Israeli Companies Law-1999). ANNUAL GENERAL MEETING OF SHAREHOLDERS OF MELLANOX TECHNOLOGIES, LTD. May 11, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. These procedures comply with California law. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 8. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 00033333303330333000 9 051115 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at https://www.proxydocs.com/mlnx FOR AGAINST ABSTAIN